Exhibit 10.1
Execution Version

______________________________________________________________________
UNIT PURCHASE AGREEMENT
by and between
CONTURA ENERGY, LLC, AND
CONTURA MINING HOLDING, LLC

and
IRON SENERGY HOLDING, LLC
Dated as of November 11, 2020
______________________________________________________________________

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The redacted items in this document, including the exhibits and schedules listed on pages v, vi, and vii, have been redacted because they are not material and would be competitively harmful if publicly disclosed. These materials will be supplied to the staff of the U.S. Securities and Exchange Commission upon request to the registrant.

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EXHIBITS

Exhibit A	Form of Transition Services Agreement
Exhibit B	Map of Administrative Office
Exhibits C-1 – C-5	Maps of Property
Exhibit D	Company Severance Agreement
Exhibit E	Form of New Coal Sales Agreement
Exhibit F	Form of Company Owned Property Deeds
Exhibit G	Form of Company Lease Assignment and Assumption Agreements
Exhibit H	Form of Contract Assignment and Assumption Agreements
Exhibit I	Coal Sales Agreements
Exhibit J	Company Permits
Exhibit K	Consent Decrees
Exhibit L	Excluded Freeport Reserves Assets
Exhibit M	Other Excluded Assets
Exhibit N	Longwall Equipment
Exhibit O	Other Permitted Liens
Exhibit P	Form of Retention Agreement
Exhibit Q	Map of Western Reserves

DISCLOSURE SCHEDULES

Section 1.03	Other Assumed Liabilities (Environmental)
Section 1.04	Other Excluded Liabilities
Section 2.03(d)	Lien Releases
Section 3.03	No Conflicts; Consents
Section 3.06	Balance Sheets and Financial Statements
Section 3.07(a)	Equipment; Liens on Equipment
Section 3.07(b)(i)	Conventional Wells
Section 3.07(b)(ii)	CBM Wells
Section 3.08(a)	Company Owned Real Properties
Section 3.08(b)	Company Leased Real Properties
Section 3.08(b-1)	Company Coal Out-Leased Properties
Section 3.08(c)	Company Leased Surface Properties
Section 3.08(d)	Company Leases That Require Consent
Section 3.08(e)	List of Adverse Coal Tracts Within Coal Mining Area
Section 3.08(e-1)	Map of Adverse Coal Tracts Within Coal Mining Area
Section 3.10(a)(i)	UMWA Agreements
Section 3.10(a)(ii)	Intercompany Agreements
Section 3.10(a)(iii)	Borrowing Contracts
Section 3.10(a)(iv)	Guarantees
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Section 3.10(a)(v)	Loans
Section 3.10(a)(vi)	Futures
Section 3.10(a)(vii)	Acquisitions/Dispositions
Section 3.10(a)(viii)	Sale of Material Assets
Section 3.10(a)(ix)	Settlements
Section 3.10(a)(x)	Increased Payments
Section 3.10(a)(xi)	Options/Pref Rights
Section 3.10(a)(xii)	Licenses with Royalties/Licensing Fees
Section 3.10(a)(xiii)	Sourcing Contracts
Section 3.10(a)(xiv)	Retention Agreements
Section 3.10(a)(xv)	Coal Sales Agreements
Section 3.10(a)(xvi)	Non-Compete Agreements
Section 3.10(a)(xvii)	Transportation/Loading/Storage Contracts
Section 3.11(b)	Material Disputes Regarding Company Tax Liability
Section 3.l2(a)	Employee Benefit Plans; Other Actions Related to Employee Benefit Plans
Section 3.12(b)	Liability for ERISA Plans
Section 3.12(c)	Liability Under Title IV of ERISA
Section 3.12(d)	Employee Benefit Plans with Benefits Beyond Retirement of Termination
Section 3.12(e)	Plans to Create or Terminate Employee Benefit Plans
Section 3.12(g)	Severance Packages
Section 3.13(a)(i)	List of Employees
Section 3.13(a)(ii)	List of Officers and Directors
Section 3.13(a)(iii)	List of Non-At Will Employees
Section 3.13(b)	Employees Covered by Non-Compete Agreements
Section 3.13(c)	Retained Employees
Section 3.13(d)	Maxxim Employees
Section 3.14(a)	Labor Matters
Section 3.14(a)(v)	Open Workers’ Compensation and Black Lung Claims
Section 3.14(a)(vi)	Seller’s Workers’ Compensation and Black Lung Insurance Programs
Section 3.14(b)	WARN Act
Section 3.16	Compliance with Applicable Laws
Section 3.17	Environmental Matters
Section 3.18	Transactions with Affiliates
Section 3.19(a)	Permits and Applications; Compliance
Section 3.19(b)	Permit Defaults
Section 3.19(c)	Company Bonds
Section 3.20(a)	Litigation
Section 3.20(c)	NOVs / Investigations
Section 3.22	Sufficiency of Assets
Section 5.02	Conduct of Business
Section 5.04(c)	Coal Sales Agreements that Require Consent

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Section 5.06(c)	Buyer Property Tax Amount
Section 5.07(b)	Indemnified Guarantees
Section 5.07(d)	Substituted Guarantees
Section 5.08	Contracts to be Assigned to Companies
Section 5.13	Legacy Companies
Section 6.05(b)	Potential Transactions / Opportunities
Section 8.01(ix)	Other Buyer Claims

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UNIT PURCHASE AGREEMENT
This UNIT PURCHASE AGREEMENT (this “Agreement”) is made as of November 11, 2020 by and between CONTURA ENERGY, LLC, a Delaware limited liability company (“Contura Energy”), and CONTURA MINING HOLDING, LLC, a Delaware limited liability company (“Contura Mining” and collectively with Contura Energy, “Seller”) and IRON SENERGY HOLDING, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are collectively hereinafter referred to as the “Parties” and each individually as a “Party.” Capitalized terms used and not otherwise defined herein shall have the meanings set forth in Article X below.
WHEREAS, Contura Energy owns or will own (directly or indirectly), as of Closing, all of the issued and outstanding membership interests of Contura Coal Resources, LLC, a Delaware limited liability company (“Resources”), Contura Pennsylvania Land, LLC, a Delaware limited liability company (“PA Land”), Contura Pennsylvania Terminal, LLC, a Delaware limited liability company (“Terminal”), and Emerald Contura, LLC, a Delaware limited liability company (“Emerald”), which as of Closing will consist of 100% of the limited liability interests of Resources, PA Land, Terminal, and Emerald;
WHEREAS, Contura Energy and Contura Mining collectively own or will own (directly or indirectly), as of Closing, all of the issued and outstanding membership interests of Cumberland Contura, LLC, a Delaware limited liability company (“Cumberland” and, along with Resources, PA Land, Terminal, and Emerald, each sometimes individually referred to as a “Company” and, collectively, the “Companies”), which as of Closing will consist of 100% of the limited liability company interests of Cumberland (such interests, collectively with the interests of Resources, PA Land, Terminal, and Emerald referenced above, the “Units”);
WHEREAS, the Companies own or control or will own or control as of Closing all rights and interests in and to the Company Assets;
WHEREAS, prior to the Closing, Seller will effect a reorganization that will result in (i) the Companies being divested of all business, assets, and liabilities related to the Excluded Assets, and (ii) the Companies being divested of all Excluded Liabilities, in each case, which shall be transferred from the Companies to Seller or any Affiliate of Seller (the “Reorganization”);
WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to acquire all of the Units; and
WHEREAS, the respective boards of directors or other governing bodies, as applicable, of the Parties have approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt

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and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

Article I
PURCHASE AND SALE

Section 1.01    Purchase and Sale of Units. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of the Units free and clear of all Liens, other than Liens created by or on behalf of Buyer and applicable federal and state securities law restrictions.

Section 1.02    Transfers at Closing. Subject to adjustment as set forth in this Agreement, the consideration for the purchase of the Units and the assumption of the Assumed Liabilities is the Company Assets on the Closing Date, including but not being limited to the following assets transferred from Seller: (i) cash to Cumberland in an amount equal to Twenty Million and 00/100 Dollars ($20,000,00.00) (the “Closing Cash”), plus (ii) existing surety bond cash collateral in the amount of Thirty Million and 00/100 Dollars ($30,000,00.00) relating to the Company Permits (“Surety Bond Cash Collateral”), which is held by Seller’s surety bonding company for the benefit of Seller and the Companies and will be transferred from Seller’s surety bond company to Buyer’s and Companies’ surety bonding company on the Closing Date, as set forth in Section 2.02(f), and which Closing Cash shall be delivered from Seller to Cumberland prior to the Closing Date by wire transfer in readily available funds pursuant to wiring instructions provided to Seller by Buyer (and which Closing Cash shall remain and be in Cumberland’s bank account as of the Closing).

Section 1.03    Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement (including, without limitation, Buyer’s rights to indemnification under Article VIII), at the Closing, Buyer shall assume, pay, satisfy, perform and discharge when due the following Liabilities of the Seller and the Companies, excluding only the Excluded Liabilities, (the “Assumed Liabilities”):
(a)    all Environmental Liabilities with respect to the Companies and the Company Assets, whether arising before or after the Closing Date, including those Environmental Liabilities that arise out of or relate to (i) the Company Permits, including such Liabilities thereunder arising out of or relating to all reclamation and post-mining Liabilities at or relating to the Company Assets, (ii) any mine operating or safety compliance matters related to the condition of the Company Assets, (iii) compliance with Environmental Laws related to the Companies or the Company Assets; (iv) any conditions arising from a spill, emission, release or disposal into the environment of, or human exposure to, Hazardous Materials claimed to be from the operation of the Companies or the Company Assets; and (v) the items set forth in Section 1.03(a) of the Disclosure Schedules;

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(b)    all Liabilities of any kind or character claimed to be from or arising out of or in connection with Buyer’s use, operation, possession or ownership of or interest in the Companies or the Company Assets, including all Liabilities related to the employees (identified in Section 3.13(a)(i) of the Disclosure Schedules), in each case, following the Closing;
(c)    any reclamation or response actions (removal or remedial actions) arising out of or relating to the Company Assets, whether arising before or after Closing;
(d)    all Liabilities arising under the Consent Decrees related to the Company Assets, whether arising before or after Closing;
(e)    all Transfer Taxes and Property Taxes for which Buyer is responsible pursuant to Sections 5.06(b) and (c), respectively;
(f)    all Liabilities of Companies, Seller and their Affiliates, arising under the UMWA Agreements, and Buyer expressly agrees to assume all duties and obligations arising under the UMWA Agreements, whether directly or indirectly, whether arising before or after Closing, except for monetary Liabilities owed to employees related to employee grievances filed prior to the Closing Date and arising out of the UMWA Agreements;
(g)    all Liabilities under any NOVs whether issued before or after the Closing Date, except for fines and penalties associated with NOVs issued prior to the Closing Date;
(h)    all Liabilities on the Balance Sheet other than those Liabilities identified as remaining with Seller, including, for the avoidance of doubt, Liabilities for accrued floating pay, graduated pay, and personal leave for employees under the UMWA Agreements as represented on the Balance Sheet; and
(i)    all other Liabilities (including, but not limited to, Environmental Liabilities, Workers Compensation Liabilities and Black Lung Liabilities) of the Companies, excluding only the Excluded Liabilities.

Section 1.04    Excluded Liabilities. The Assumed Liabilities shall not include the following (collectively, the “Excluded Liabilities”):
(a)    all Liabilities (except for those Assumed Liabilities set forth in Sections 1.03(a), (c), (d), (f), (g) and (h)) to the extent resulting from or arising out of or in connection with the Companies’ ownership, operation, or control of the Company Assets that, in each case, have arisen prior to Closing;
(b)    the Liabilities set forth in Section 1.04 of the Disclosure Schedules;
(c)    all Transfer Taxes and Property Taxes for which Seller is responsible pursuant to Sections 5.06(b) and (c), respectively;
(d)    all Seller Retention Obligations;

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(e)    Black Lung Liabilities and Workers’ Compensation Liabilities as limited by Section 5.14;
(f)    All Taxes owed by the Seller or the Companies attributable to the Pre-Closing Period (except to the extent otherwise provided in Section 5.06 with respect to Property Taxes and Transfer Taxes);
(g)    all accounts payable for which Seller or the Companies are responsible and arising from or relating to the period prior to the Closing Date (the “Accounts Payable”);
(h)    all monetary Liabilities owed to employees related to employee grievances filed prior to the Closing Date and arising out of the UMWA Agreements;
(i)    those Actions listed on Section 3.20(a) of the Disclosure Schedule and all related legal fees and costs;
(j)    all Liabilities for retiree benefit obligations to retirees, their spouses and dependents arising under or out of all previously terminated UMWA agreements and plans;
(k)    those liabilities identified on the Balance Sheet as remaining with Seller;
(l)    all Liabilities to the extent resulting from or arising out of or in connection with the Seller’s or Companies’ ownership, operation, or control of the Employee Benefit Plans that, in each case, either (i) result from or arise out of or in connection with an act or omission prior to or upon Closing; or (ii) result from or arise out of or in connection with an act or omission by Seller or any Affiliate after Closing respecting an Employee Benefit Plan retained by Seller; and
(m)    All fines and penalties associated with any NOV issued prior to the Closing Date.
Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall assume, pay, satisfy, perform and discharge when due the Excluded Liabilities.

Section 1.05    The Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Steptoe & Johnson, 11 Grandview Circle, Suite 200, Canonsburg, PA 15317, on the fifth (5th) Business Day after the satisfaction or waiver of the conditions set forth in Article II (other than those conditions that by their nature will not be satisfied until the Closing) or at such other time, date and place as may be mutually agreed upon by the Parties, but in no event later than the Termination Date. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 1.06    Guaranty of Amount of Inventory; Post-Closing Inventory and Adjustment of Closing Cash.

(a)    Seller hereby guarantees that the Companies will collectively hold, as of the Closing Date, coal inventory in (i) the raw and clean coal stockpiles at the Cumberland Preparation Plant, and (ii) the clean coal stockpiles at Alicia Harbor and at Labelle Dock, of no less than 50,000

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clean coal tons (with a ton being 2,000 pounds) or clean coal equivalent tons (based on a 68% recovery rate) (the “Minimum Inventory Amount”). No later than three (3) Business Days after the Closing Date, Seller and Buyer shall confirm the amount of clean coal equivalent tons collectively held by the Companies in inventory as of the Closing Date (the “Inventory”) based on standard inventory reports issued by each Company in the Ordinary Course of Business.
(b)    Within ten (10) Business Days after the determination of the Inventory amount, a Closing Cash adjustment shall be made as follows:
(i)     In the event the Inventory as of the Closing Date is less than the Minimum Inventory Amount, the Closing Cash shall be adjusted upward by the amount of the Inventory underage, calculated as follows: The Minimum Inventory Amount minus the Inventory in clean coal tons equivalent multiplied by $[REDACTED] per ton (the “Final Inventory Underage”), and Seller shall pay Cumberland the amount of such Final Inventory Underage to Buyer by wire transfer in immediately available funds.
(ii)    In the event the Inventory as of the Closing Date is greater than the Minimum Inventory Amount, the Closing Cash shall be adjusted downward by the amount of Inventory overage, calculated as follows: The Inventory amount in clean coal tons equivalent minus the Minimum Inventory Amount multiplied by $[REDACTED] per ton (the “Final Inventory Overage”), and Buyer shall pay (or shall cause Cumberland to pay) the amount of such Final Inventory Overage to Seller by wire transfer in immediately available funds.

Section 1.07    Third-Party Consents. Subject to the terms of Article V, Buyer and Seller shall use their commercially reasonable efforts to promptly obtain all Consents of Governmental Bodies and other third parties required with respect to the transactions contemplated by this Agreement, including, all Consents of Governmental Bodies and other third parties listed in Section 3.03 of the Disclosure Schedules, and Buyer and Seller shall use their commercially reasonable efforts to satisfy all conditions relating to such Consents of Governmental Bodies and other third parties in all respects, including but not limited to obtaining a release of Seller and its Affiliates (other than the Companies) from any and all guarantees, indemnities, letters of credit, letters of comfort, commitments, understandings, agreements and other obligations related in any way to such Consents.

Article II
CONDITIONS TO CLOSING

Section 2.01    Conditions to All Parties’ Obligations. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions as of the Closing Date:
(a)    No Governmental Body shall have (i) enacted an Applicable Law that is in effect and renders the performance of this Agreement or the consummation of any of the material transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) formally

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issued an Order that is in effect and prohibits the performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement (each, a “Prohibitive Order”);
(b)    No investigation or Action before any Governmental Body seeking to prevent or prohibit the consummation of the transactions contemplated by this Agreement shall be pending;
(c)    Each Party shall have executed and delivered to the other the Transition Services Agreement substantially in the form attached hereto as Exhibit A.

Section 2.02    Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions as of the Closing Date:
(a)    The representations and warranties set forth in (i) Article III (other than those referred to in clauses (ii) and (iii) below) shall be true as of the Closing Date as though then made (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect”), (ii) Article III that address matters as of particular dates shall be true as of such dates (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect”), except, in the case of each of clause (i) and (ii), where the failures of such representations and warranties to be true do not, individually or in the aggregate, constitute a Material Adverse Effect and (iii) Section 3.01 (Organization and Standing), Section 3.02 (Authority; Execution and Delivery; Enforceability), Section 3.04 (Ownership of the Units) and Section 3.21 (Brokerage) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date;
(b)    Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing, including the actions specified in Section 5.08;
(c)    Seller shall have delivered, or caused to be delivered, to Buyer the certificate or certificates representing the Units or Seller shall have delivered to Buyer evidence or other written confirmation reasonably satisfactory to Buyer that the Units are being held in escrow by an agent of Seller’s lenders pending confirmation of Closing and will be released to Buyer upon such agent’s confirmation of Closing, if the Units are not certificated, duly executed transfer instruments conveying the Units to Buyer;
(d)    Seller shall have paid to Cumberland the Closing Cash as set forth in Section 1.02;
(e)    Seller shall have delivered to Buyer all minute books of the Companies in their possession;
(f)    The Surety Bond Cash Collateral shall be held subject to a collateral sharing agreement between the Seller’s sureties and Buyer’s sureties to maintain the Surety Bond Cash Collateral in place as security for the Company Bonds until the Company Bonds are released, at

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which point the Surety Bond Cash Collateral shall then be held on the account of Buyer’s sureties as security for the Replacement Bonds, exclusively;
(g)    Seller and the Companies shall have revised the tax elections for the Companies and made the necessary filings with the IRS to cause the Companies to be treated by the IRS as regarded entities taxed as C corporations, and Seller shall have delivered evidence of such filings to Buyer;
(h)    Seller shall have obtained all Consents of Governmental Bodies and other third parties required with respect to the transactions contemplated by this Agreement, including all Consents of Governmental Bodies and other third parties listed in Section 3.03 of the Disclosure Schedules and approval of transfers of all Permits related to the Company Assets if not already in the name of a Company or the Companies, as applicable, and all conditions relating to such Consents of Governmental Bodies or other third parties shall have been satisfied by Buyer in all respects, subject, however to Sections 5.04(b), 5.04(c) and 5.07;
(i)    Seller shall have delivered to Buyer evidence or other written confirmation reasonably satisfactory to Buyer that all applicable mortgage, deed of trust and UCC Lien releases required by the credit facilities described in Section 2.03(d) of the Disclosure Schedules (the “Releases”) (i) have been received by Seller as of the Closing, or (ii) have been properly executed and are being held by an agent of Seller’s lender in escrow pending confirmation of Closing and will be released to Seller upon such agent’s confirmation of the Closing; and Seller will cause such Releases to be recorded promptly after Closing and return the recorded Releases to Buyer;
(j)    Seller shall have transferred, or caused to be transferred, to PA Land ownership of the property associated with the Administrative Office located entirely within the area shown on Exhibit B, together with all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of the Companies, Seller and its Affiliates (to the extent primarily used in the conduct of the business of the Companies as it is currently conducted) attached or appurtenant thereto, and all easements, licenses, Permits, rights, and appurtenances relating to the foregoing;
(k)    There shall not have occurred a Material Adverse Effect; and
(l)     Seller shall have assigned, or caused to be assigned, to a Company all of the Coal Sales Agreements or Seller shall have delivered to Buyer, or caused to be delivered to Buyer, a properly executed counterpart of the New Coal Sales Agreement pursuant to Section 5.04(c).

Section 2.03    Conditions to the Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions as of the Closing Date:
(a)    The representations and warranties set forth in (i) Article IV (other than those referred to in clauses (ii) and (iii) below) shall be true as of the Closing Date as though then made (disregarding all qualifications or limitations as to “materiality” or “Buyer Material Adverse

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Effect”), (ii) Article IV that address matters as of particular dates shall be true as of such dates (disregarding all qualifications or limitations as to “materiality” or “Buyer Material Adverse Effect”), except, in the case of each of clause (i) and (ii), where the failures of such representations and warranties to be true do not, individually or in the aggregate, constitute a Buyer Material Adverse Effect and (iii) Section 4.01 (Organization, Standing and Power), Section 4.02 (Authority; Execution and Delivery; Enforceability), and Section 4.05 (Brokerage) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date;
(b)    Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
(c)    Seller shall have obtained all Consents of Governmental Bodies and other third parties required with respect to the transactions contemplated by this Agreement, including all Consents of Governmental Bodies and other third parties listed in Section 3.03 of the Disclosure Schedules and approval of transfers of all Permits related to the Company Assets if not already in the name of a Company or the Companies, as applicable, and all conditions relating to such Consents of Governmental Bodies or other third parties shall have been satisfied by Buyer in all respects, subject, however, to Sections 5.04(b), 5.04(c) and 5.07;
(d)    Seller shall have received all applicable mortgage, deed of trust and UCC Lien releases required by the credit facilities described in Section 2.03(d) of the Disclosure Schedules, or shall have received evidence or other written confirmation reasonably satisfactory to Seller that such mortgage, deed of trust and UCC Lien releases have been properly executed and are being held in escrow pending confirmation of Closing;
(e)    Buyer shall have delivered to Seller evidence or other written confirmation satisfactory to Seller in all respects that all applicable Governmental Bodies have received on the Closing Date Buyer’s Replacement Bonds and all such Replacement Bonds are sufficient in form and amount for the full release of all applicable Company Bonds;
(f)    Seller shall have assigned, or caused to be assigned, to a Company all of the Coal Sales Agreements or Seller shall have delivered to Buyer the New Coal Sales Agreement, and Buyer shall have delivered, or caused to be delivered to Seller, a properly executed counterpart thereof pursuant to Section 5.04(c);
(g)    Buyer shall have obtained the release of all obligations of Seller and its Affiliates (other than the Companies) under the Substituted Guarantees; and
(h)    Buyer shall have delivered to Seller or caused to be delivered to Seller all appropriate documents or instruments necessary to consummate the transactions contemplated in this Agreement, each in form and substance satisfactory to Seller and its counsel and executed by Buyer.

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Article III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules delivered by Seller to Buyer on the date of this Agreement (the “Disclosure Schedules”), Seller hereby represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

Section 3.01    Organization and Standing. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. The Companies are limited liability companies duly organized, validly existing and in good standing under the laws of the State of Delaware. As of the date of this Agreement and as of the Closing Date, each Company has full limited liability company power and authority, as applicable, necessary to enable such Company to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and in good standing in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement and as of the Closing Date, in respect of each Company, Seller has made available to Buyer true and complete copies of each Company’s certificate of organization and each Company’s limited liability company agreement, as may have been amended.

Section 3.02    Authority; Execution and Delivery; Enforceability. Each Seller has full limited liability company power, authority and capacity to execute and deliver this Agreement (and any other certificate, agreement, document or other instrument to be executed and delivered by such Seller in connection with this Agreement (collectively, the “Seller Ancillary Documents”)) and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution and delivery by each Seller of this Agreement and any Seller Ancillary Documents, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of such Seller. Each Seller has duly executed and delivered this Agreement (and as of the Closing Date will have duly executed and delivered the Seller Ancillary Documents), and this Agreement and the Seller Ancillary Documents constitute the valid and binding obligation of such Seller, enforceable against it in accordance with their terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 3.03    No Conflicts. Except as set forth in Section 3.03 of the Disclosure Schedules, and subject to Section 4.10:
(a)    Except for the Consents, the execution and delivery by Seller of this Agreement, the performance by Seller of the terms hereof, the consummation of the transactions contemplated

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hereby and by the Seller Ancillary Documents and compliance by Seller with the terms hereof and thereof do not or will not, as the case may be, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification, or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the Company Assets under, any provision of, or otherwise require any Action, consent, approval, Order, authorization, registration, declaration or filing with respect to (i) the governing instruments of Seller or the Companies, (ii) any Material Contract to which either Seller or its Affiliates or one or more of the Companies is a party or by which any of the Company Assets are bound or (iii) any Order entered by or with any Governmental Body or Applicable Law applicable to the Companies or the Company Assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to have a Material Adverse Effect.
(b)    Except as set forth on Section 3.03 of the Disclosure Schedules, no material consent, approval, license, Permit, Order or authorization (“Consent”) of or registration, declaration or filing with any Governmental Body or third parties is required to be obtained or made by Seller or the Companies or with respect to the Company Assets in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, in each case other than any Consent that may be required solely by reason of the participation of Buyer (as opposed to any other third party) in the transactions contemplated hereby.

Section 3.04    Ownership of the Units. As of the Closing Date, Seller is or will be the record owner(s), or direct or indirect parents of the record owner(s), of all of the Units. On the Closing Date, Seller shall transfer, or cause to be transferred, to Buyer good title to the Units free and clear of all Liens other than Liens created by or on behalf of Buyer and applicable federal and state securities law restrictions.

Section 3.05    Membership Interests of the Companies.
(a)    The Units constitute 100% of the total issued and outstanding membership interests in the Companies. Except for the Units, there are no membership units or other equity securities of the Company issued, reserved for issuance or outstanding, and the Units are duly authorized and validly issued, and are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, or any similar right. There are no options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, appreciation rights, performance units, commitments, Contracts, arrangements or undertakings of any kind to which any Company is a party or by which any Company is bound (i) obligating the Companies to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership units or other equity interests in, or any security convertible into or exercisable for or exchangeable into any membership units or other equity interest in, the Companies, or (ii) obligating the Companies to issue, grant or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking. There are no outstanding contractual obligations of the Companies to repurchase, redeem or otherwise acquire any membership units or other equity interests of the Company.

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(b)    The Companies have never owned and do not currently own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 3.06    Financial Statements; No Undisclosed Liabilities.
(a)    Section 3.06 of the Schedules sets forth the unaudited balance sheets of the Companies for the period ending September 30, 2020 (the “Balance Sheet”) and the related consolidated statements of income of the Companies for the nine-month period then ended (the financial statements described in this sentence, collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (apart from the absence of notes that, if presented, would not differ materially from those included in the Balance Sheet) and from the books and records of the Companies and their Affiliates in a consistent manner and fairly present in all material respects the financial condition and results of operations of the Company as of the dates thereof and for the respective periods indicated therein.
(b)    There are no Liabilities of the Companies of a type required to be disclosed or provided for in the Financial Statements or the notes thereto in accordance with GAAP except for (i) as disclosed, reflected or reserved for in the Financial Statements, including the notes thereto, (ii) Liabilities and obligations incurred in the Ordinary Course of Business, consistent with past practice of the Companies since the date of the Balance Sheet and not reasonably expected to have (individually or in the aggregate) a Material Adverse Effect, or (iii) incurred in connection with this Agreement or the transactions contemplated hereby.

Section 3.07    Assets.
(a)    Section 3.07(a) of the Disclosure Schedules sets forth a list of material equipment, including preparation plants, railroad equipment and facilities, conveyor systems, loading and barge equipment and related facilities, that will be owned or leased by the Companies as of the Closing and following the Reorganization (the “Equipment and Facilities”). Except as set forth in Section 3.07(a) of the Disclosure Schedules, the Companies will, as of the Closing and following the Reorganization, have good and marketable title to, or in the case of leased or subleased assets, valid and binding leasehold, license or similar interest in, the Equipment and Facilities, in each case free and clear of all Liens created by, through or under Seller or its Affiliates, except (i) Liens as are set forth in Section 3.07(a) of the Disclosure Schedules, (ii) Liens arising from acts of Buyer or its Affiliates, and (iii) Permitted Liens. The Equipment and Facilities include (and immediately after the Closing will include) all of the material equipment assets and facilities necessary for the conduct of the business of the Companies as it is currently conducted.
(b)    Section 3.07(b)(i) of the Disclosure Schedules sets forth a list of all conventional, shallow oil and gas wells that will be owned or controlled by the Companies as of the Closing and following the Reorganization (the “Conventional Wells”). Section 3.07(b)(ii) of the Disclosure Schedules sets forth a list of all coalbed methane wells that will be owned or controlled by the Companies as of the Closing and following the Reorganization (the “CBM

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Wells”). The Companies will, as of the Closing and following the Reorganization, have all rights to operate the wellbores of the Conventional Wells and the CBM Wells necessary for the conduct of the business of the Companies as it is currently conducted.
(c)    This Section 3.07 does not relate to real property or interests in real property, such items being the subject of Section 3.08, or to Intellectual Property, such items being the subject of Section 3.09.

Section 3.08    Real Property.
(a)    Section 3.08(a) of the Disclosure Schedules sets forth a list of the Company Owned Properties (the “Company Owned Properties List”). Companies will, as of the Closing, own interests in the Company Assets conveyed to a Company or its predecessor in title by the Instruments listed on the Company Owned Properties List, subject to the out-conveyances described on the Company Owned Properties List, and in each case, those interests will be free and clear of all Liens created by, through or under Seller or its Affiliates, except for Permitted Liens.
(b)    Section 3.08(b) of the Disclosure Schedules sets forth a list of the Company Leases held by the Companies, subject to the Company Coal Out Leased Properties described in Section 3.08(b-1) of the Disclosure Schedules (Schedules 3.08(b) and 3.08(b-1) together the “Company Leased Properties List”). The Companies will, as of the Closing, control the leasehold interests listed on the Company Leased Properties List, and in each case, those interests will be free and clear of all Liens created by, through or under Seller or its Affiliates, except for Permitted Liens.
(c)    The Companies will, as of the Closing, own or control: (i) the interests in the Pittsburgh No. 8 seam of coal, acquired by or leased to the Companies, Seller or its Affiliates within and underlying the Company Owned Properties and Company Leases located entirely within the area shown on Exhibits C-1 and C-2; and (ii) the preparation plants, refuse areas, railroad and the Alicia Harbor and Labelle Dock facilities on, within or underlying the Company Owned Properties, Company Leases and Company Leased Surface Properties (which “Company Leased Surface Properties” are described in Section 3.08(c) of the Disclosure Schedules), further depicted on Exhibit C-3, C-4 and C-5, and in each case, are free and clear of all Liens created by, through or under Seller or its Affiliates, except for Permitted Liens.
(d)    Seller has made available to Buyer true and complete copies of the Company Leases (including all amendments and exhibits thereto). All Company Leases are valid and binding obligations of the Companies and in full force and effect and are enforceable by the Companies in accordance with their terms, except to the extent that enforcement may be affected by Applicable Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights. Each Company has performed all material obligations required to be performed by it to date under the Company Leases applicable to it, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to Seller’s Knowledge, no other party to the Company Leases is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. The Companies are not participating in any discussions or negotiations regarding modification of or amendment

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to any Company Lease or entry into any new Company Lease. Section 3.08(d) of the Disclosure Schedules identifies each Company Lease that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such Company Lease in connection with the transactions contemplated hereby.
(e)    To Seller’s Knowledge, Section 3.08(e) of the Disclosure Schedules identifies the properties within the Coal Mining Area, depicted as “Adverse or Other Issues Related to Title” on Section 3.08(e-1) of the Disclosure Schedules for which a Company may own or control less than 100% undivided interest in the Pittsburgh No. 8 seam of coal or to which other title impediments may exist as set forth on the narrative portion of Section 3.08 (e-1) of the Disclosure Schedules as of the Closing Date.

Section 3.09    Intellectual Property.
(a)    No material Intellectual Property used in or necessary for the conduct of the operations of the Companies are subject to any outstanding Order or Contract materially restricting the use thereof by the Companies or materially restricting the licensing thereof by the Companies to any Person and to Seller’s Knowledge, the Companies have not infringed, misappropriated or otherwise violated, in any material respect, any Intellectual Property of any other Person, except as would not reasonably be expected to have a Material Adverse Effect.
(b)    As of the date of this Agreement, there are no Actions pending or, to Seller’s Knowledge, threatened against the Companies, which allege infringement, misappropriation or other violation, in any material respect, of any Intellectual Property of any other Person which, if determined adversely to the Companies, would reasonably be expected to result in a Material Adverse Effect.
(c)    Notwithstanding anything elsewhere in this Agreement to the contrary, the representations and warranties in this Section 3.09 are the sole and exclusive representations and warranties in this Agreement concerning the infringement or misappropriation of any other Person’s Intellectual Property.

Section 3.10    Contracts.
(a)    Section 3.10(a) of the Disclosure Schedules lists or incorporates by reference each of the following material Contracts to which any Company is a party, or that will be binding on any Company as of the Closing Date, assuming requisite Consents are obtained (collectively the “Material Contracts”), expressly excluding, however, the Excluded Assets notwithstanding whether any such Excluded Asset is described in Section 3.10(a) of the Disclosure Schedules:
(i)    the UMWA Agreements, and other material collective bargaining agreements or other Contracts with any labor organization, union or association;
(ii)    material Contracts (other than this Agreement) between or among any of the Companies, on one hand, and the Seller or any of its Affiliates on the other hand;

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(iii)    Contracts under which any Company has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person (other than the Company) or any other note, bond, debenture or other evidence of Indebtedness of such Company (other than in favor of such Company);
(iv)    Contracts (including any so-called take-or-pay or keepwell agreements) under which (A) Seller or Affiliate of Seller other than the Companies, has directly or indirectly guaranteed Indebtedness, Liabilities or obligations of a Company or the Companies (“Contura Guaranty”) or (B) the Companies have directly or indirectly guaranteed Indebtedness, Liabilities or obligations of any Person, other than the Companies (in each case other than endorsements for the purpose of collection in the Ordinary Course of Business) or arrangements that will be terminated prior to Closing;
(v)    Contracts under which the Companies have made any advance, loan, extension of credit or capital contribution to, or other investment in, a Person (other than the Companies and other than extensions of trade credit and other advances of operating expenses in the Ordinary Course of Business;
(vi)    Contracts (other than in the Ordinary Course of Business) that involve any exchange traded, over the counter or other swap, cap, floor, collar, futures Contract, forward Contract, option or any other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate, or index of any kind or nature whatsoever, whether tangible or intangible, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices;
(vii)    Contracts (other than this Agreement) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);
(viii)    Contracts for the sale of any material asset (whether individually or when aggregated together with other like Contracts) of the Companies (other than inventory sales in the Ordinary Course of Business) or the grant of any preferential rights to purchase any such material asset, except in connection with real property interests that are not material;
(ix)    any Contract or agreement, except for those entered into in the Ordinary Course of Business for settlement of damages or potential damages under the Mining Subsidence Act, entered into by the Companies since May 7, 2019 in connection with the settlement or other resolution of any Action;
(x)    any Contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or in connection with the transactions contemplated hereby;
(xi)    except in connection with real property interests that are not material, any Contract granting to any Person an option, excluding volume optionality and/or deferral

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options under any Coal Sales Agreement, or a first refusal, first-offer, “most favored nation” or similar preferential right to purchase or acquire any assets, except for those entered into in the Ordinary Course of Business;
(xii)    except in connection with real property interests, any Contract for the granting or receiving of a license or sublicense or under which any Person is obligated to pay or has the right to receive a royalty, license fee or similar payment;
(xiii)    any Contract for which a Company or the Companies may acquire products, goods or services (the “Sourcing Contracts”), except as may be excluded as an Excluded Assets, and in any such case which, individually, is in excess of $125,000, but excluding any purchase orders for the purchase of goods or services in the Ordinary Course of Business;
(xiv)    the Retention Agreements and any severance or employment agreements;
(xv)    all Coal Sales Agreements, except as may be excluded as an Excluded Asset;
(xvi)    Contracts prohibiting or limiting the ability of any Company to engage in any business activity or compete with any Person; and
(xvii)    Contracts involving the transportation, loading or storage of coal.
(b)    All Material Contracts are valid and binding obligations of the Companies and in full force and effect and are enforceable by the Companies in accordance with their terms, except (i) to the extent that enforcement may be affected by Applicable Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies or (ii) in any non-material respect. Each Company has performed all material obligations required to be performed by it to date under the Material Contracts applicable to it, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to Seller’s Knowledge, no other party to the Material Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.
(c)    With respect to the Coal Sales Agreements, Exhibit I sets forth a summary of the terms and conditions of each of the Coal Sales Agreements.

Section 3.11    Tax Matters.
(a)    The Companies have complied in all material respects with all Applicable Laws relating to Taxes. The Companies have filed or will file when due all material Tax Returns that are required to be filed by the Companies prior to the Closing and have paid or will timely pay, or Seller will reimburse Buyer (in the event Buyer must remit the taxes directly on behalf of the Companies) for, all Taxes shown as due thereon. The Companies have a booked obligation for deferred payroll tax pursuant to the Cares Act related to the Pre-Closing Period. All material

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Taxes which the Companies are (or have been) obligated to withhold from amounts owing to its employees (individually or in the aggregate) have been fully and timely withheld.
(b)    Except as set forth in Section 3.11(b) of the Disclosure Schedules, there is no material dispute or claim concerning any Tax Liability of the Companies claimed or raised by any Taxing Authority of which the Companies have received written notice. The Companies have not waived any statute of limitations in respect of material Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a material Tax assessment or deficiency. There is no Tax deficiency outstanding, proposed or assessed against the Companies, of which the Companies have received written notice. No Tax Returns with respect to the Companies are in the process of being audited or threatened to be audited.
(c)    From and since June 15, 2016, each Company has been a limited liability company under the laws of the State of Delaware and a disregarded entity for Federal Tax purposes. Immediately prior to the Closing Date, the Companies will make the necessary filings with the IRS to be regarded entities taxed as a C corporation for Federal tax purposes.
(d)    To Seller’s Knowledge, there are no Liens for Taxes on the Company Assets except for Permitted Liens.
(e)    None of the Companies has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(f)    None of the Companies is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (excluding, for the avoidance of doubt, any commercial agreements or contracts that are not primarily related to Taxes). Other than with respect to such commercial agreements or contracts that are not primarily related to Taxes, none of the Companies has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise.
(g)    None of the Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement, prior to the date of this Agreement.
(h)    Nothing in this Section 3.11 or otherwise in this Agreement shall be construed as a representation or warranty of the Seller with respect to (i) the amount or availability in a Post-Closing Period of any Tax assets generated or arising in or in respect of a Pre-Closing Period or (ii) any Tax positions that Buyer or any of its Affiliates may take in or in respect of a Post-Closing Period. Notwithstanding anything elsewhere in this Agreement to the contrary, the representations and warranties set forth in this Section 3.11 are the sole and exclusive representations and warranties in this Agreement concerning Tax matters.

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Section 3.12    Employee Benefits.
(a)    Section 3.12(a) of the Disclosure Schedules identifies each Employee Benefit Plan. Section 3.12(a) further identifies each Employee Benefit Plan of the Companies that will remain in effect after Closing until December 31, 2020 (and then cease at such date), and each Employee Benefit Plan that will cease at Closing (subject to continued availability as provided in the Transition Services Agreement). Each Employee Benefit Plan has been funded, maintained and administered and complies, and since May 7, 2019 has complied, in form and operation with its terms and all applicable Laws including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made, in each case, in all material respects. Each Employee Benefit Plan that is intended to be tax-qualified has received a favorable determination letter from the Internal Revenue Service (the “IRS”) or is entitled to rely upon the opinion letter issued to any prototype or volume submitter plan which has been adopted, and to Seller’s Knowledge no event has occurred that could result in the loss of tax-qualified status of such Employee Benefit Plan. Except as set forth in Section 3.12(a) of the Disclosure Schedules, (i) the Companies have not made any commitment or taken any action to adopt or establish any additional employee benefit plans or to materially increase the benefits under any of the Employee Benefit Plans, and (ii) no action has been taken to correct any defects with respect to any Employee Benefit Plan under any correction procedure of the IRS, and no such action is required. No Employee Benefit Plan is under audit by the IRS or the Department of Labor. No fiduciary of any Employee Benefit Plan has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration of or investment of the assets of any Employee Benefit Plan.
(b)    Except as set forth on Section 3.12(b) of the Disclosure Schedules, the Companies do not, nor does any ERISA Affiliate of the Companies or any predecessor thereof, sponsor, maintain, contribute to or have any Liability with respect to, and has not in the past sponsored, maintained, contributed to or had any Liability with respect to, any plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, any multiemployer plan as defined in Section 3(37) of ERISA, any multiple employer plan as defined in Section 413 of the Code, any multiple employer welfare arrangement as defined in Section 3(40) of ERISA or any funded welfare plan as defined in Section 419 of the Code, any voluntary employees beneficiary association within the meaning of Code Section 501(c)(9), or any plan that provides coverage either (A) primarily for the benefit of employees who reside outside of the United States or (B) for any persons who are not resident in the United States and are not United States Citizens.
(c)    Neither the Companies nor any ERISA Affiliate has engaged in any transaction that would cause the Buyer to be subject to any Liability under Section 4069 of ERISA. Except as set forth on Section 3.12(c) of the Disclosure Schedules, neither the Companies nor any ERISA Affiliate has incurred any Liability under Title IV of ERISA which could become a Liability of the Buyer following the Closing and no event has occurred with respect to any Employee Benefit Plan that could result in any such Liability to the Buyer. The Companies have not engaged in

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any nonexempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code in connection with which the Buyer could be subject to any Liability. There are no material pending or, to the Seller’s Knowledge, threatened claims or Action involving any Employee Benefit Plan (other than routine claims for benefits) or any other litigation involving any Employee Benefit Plan that could reasonably be expected to result in any such Liability to the Buyer. To the Knowledge of Seller, except as set forth on Section 3.12(c) of the Disclosure Schedules, there is no pending investigation or enforcement action by the PBGC, the Department of Labor or IRS or any other governmental agency with respect to any Employee Benefit Plan. None of Seller or the Companies or any ERISA Affiliate (a) has provided, or would reasonably be expected to be required to provide, security to any Employee Benefit Plan pursuant to Section 401(a)(29) of the Code, and (b) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 430(k) of the Code or pursuant to ERISA. Each Employee Benefit Plan which is exempt from certain disclosure requirements of ERISA as a “top hat” plan, has timely filed the exemption letter required by the Department of Labor. No Employee Benefit Plan that is subject to the minimum funding standards of ERISA or the Code has failed to meet the minimum funding standard within the meaning of Sections 412, 430 or 436 of the Code or Sections 206(g), 302 or 303 of ERISA, whether or not waived. All contributions required to have been made by the Companies to any Employee Benefit Plan pursuant to Law (including ERISA and the Code) or the terms of such Employee Benefit Plan or pursuant to any employee benefit arrangements under any collective bargaining agreement to which any of the Companies is a party on or before the date of this Agreement have been made within the time prescribed by such Applicable Law or the terms of such Employee Benefit Plan, and all benefits accrued under any unfunded Employee Benefit Plan have been paid, accrued or otherwise adequately reserved in accordance with GAAP, and each of Seller and the Companies have performed all material obligations required to be performed under all Employee Benefit Plans with respect to which any of the Companies or any ERISA Affiliate of any of the Companies has an obligation to contribute. Insofar as the representation made in the previous sentence applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any Employee Benefit Plan, program, agreement or arrangement subject to Title IV of ERISA to which the Companies, or any ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Closing Date. All insurance premiums with respect to the Employee Benefit Plans for all periods prior to the Closing Date have been timely paid in full.
(d)    Except as set forth on Section 3.12(d) of the Disclosure Schedules, no Employee Benefit Plan provides benefits, and, to the Knowledge of Seller, there has been no communication by Seller or the Companies employees that would reasonably be expected to constitute a promise or guarantee by Seller or the Companies to such employees regarding the availability of benefits, including death, long term care insurance or medical benefits (whether or not insured), with respect to employees of the Companies beyond their retirement or other termination of service, other than as required by COBRA or similar state or local Law.
(e)    Except as set forth on Section 3.12(e) of the Disclosure Schedules, there are no pending, promised or committed, whether legally binding or not, undertakings to create or

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terminate any Employee Benefit Plan or to make improvements, increases or changes to any Employee Benefit Plan, nor is there any pattern of ad hoc benefit increases under any Employee Benefit Plan that may be or become enforceable against the Buyer following the Closing Date.
(f)    With respect to each Employee Benefit Plan, the Companies have made available to the Buyer correct and complete copies of each of the following documents, to the extent applicable: (i) the Employee Benefit Plan document, trust agreement and any amendments thereto, (ii) the three (3) most recently filed annual reports and actuarial reports, (iii) the most recent summary Employee Benefit Plan description, (iv) the most recent determination or opinion letter received from the IRS, (v) insurance Contracts, (vi) investment management agreements and (vii) third party administration agreements, and (viii) any Form 5310 or Form 5330 filed with the IRS within the past three years or earlier if receipt of a determination letter respecting such filing is still pending; and (ix) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
(g)    Except as disclosed in Section 3.12(g) of the Disclosure Schedules, there are no severance, termination, retention, “golden parachute,” transaction bonus or other similar payments to, or the creation, acceleration or vesting of any right or interest for the benefit of, any present or former personnel of the Companies which become payable as a result of the consummation of the transactions contemplated by this Agreement, whether alone or in connection with any other event. The execution, delivery of, and performance by Seller and the Companies, or any of them, (or by Buyer or by reason of Buyer’s assumption of obligations of Seller or the Companies or any of them that exist immediately prior to the Closing) of its obligations under the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) will not (i) except as disclosed on Section 3.12(g) of the Disclosure Schedule, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current, former or retired employees, officers, consultants, independent contractors, agents or directors of Seller, the Companies or any affiliate; (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Companies to amend or terminate any Employee Benefit Plan; or (iii) except as disclosed on Section 3.12(g) of the Disclosure Schedule, result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code that would result in a deduction disallowance under Code Section 280G(a) on the part of the Buyer, the Companies or any of them. None of the Companies maintains any compensation plans, programs, agreements or arrangements the payments under which would not reasonably be expected to be deductible for federal income tax purposes for calendar year 2020 as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder. None of the Companies has any obligation to pay any gross-up or reimbursement for taxes under Section 4999 of the Code with respect to this or any prior transaction. With respect to each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code), (i) such plan has been operated and administered in compliance with Section 409A of the Code or (ii) any payments under such plan have been earned and vested on or prior to December 31, 2004, and such plans have not been materially modified other than modifications to comply with Code Section 409A and the regulations promulgated thereunder. None of the Companies has entered into or assumed

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any agreement or arrangement to, and do not otherwise have any obligation to, indemnify or hold harmless any Person (or to provide any gross-up or reimbursement of any penalty, interest or taxes to any Person) for any material Liability that results from the failure to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder. None of the Companies has made any agreement, taken any action, or omitted to take any action that would reasonably be expected to subject any of the Companies to any obligation to report any amount or withhold any amount as includable in income and subject to tax, interest or any penalty by any service provider to any of the Companies under Section 409A of the Code.
(h)    No Employee Benefit Plan is subject to the Applicable Laws of any jurisdiction outside the United States.

Section 3.13    Company Employees
(a)    Section 3.13(a)(i) of the Disclosure Schedules sets forth a correct and complete list of all of the employees of the Companies as of the date of this Agreement, specifying, as applicable, the annual salary or hourly wages, bonuses as of the date of this Agreement, commission or fee rates as of the date of this Agreement, date of hire or commencement of engagement, position, and employment or engagement status (active or description of leave) and accrued vacation for such employee. Section 3.13(a)(ii) of the Disclosure Schedules contains a correct and complete list of all officers and directors of the Companies as of the date of this Agreement, specifying their positions. Except as indicated in Section 3.13(a)(iii) of the Disclosure Schedules, the employment of all employees is “at will” and may be terminated by the employing entity at any time, for any reason or no reason, in accordance with Applicable Law. No individual listed in Section 3.13(a)(i) of the Disclosure Schedules is located outside of the United States.
(b)    Section 3.13(b) of the Disclosure Schedules lists all employees covered by any written non-competition, non-solicitation or non-disparagement agreement with the Companies, and the Seller has made available to the Buyer correct and complete copies of each such agreement, as well as copies of any confidentiality or other agreement covering proprietary information.
(c)    Prior to the Closing, Seller shall cause those certain salaried employees of the Companies identified on Section 3.13(c) of the Disclosure Schedules (the “Retained Employees”) to be transferred to the Seller or its Affiliates(s) (other than the Companies) (the “Retained Employee Transfer”). The Retained Employee Transfer shall not constitute a Material Adverse Effect.
(d)    Prior to the Closing, Seller shall cause those certain salaried employees of Maxxim Shared Services LLC identified on Section 3.13(d) of the Disclosure Schedules (the “Maxxim Employees”) to be transferred from Maxxim Shared Services LLC to Cumberland.
(e)    With respect to the (i) the Maxxim Employees and (ii) the salaried employees of the Companies other than the Retained Employees, as identified on Section 3.13(a)(i) of the Disclosure Schedules (“Transferred Salaried Employees”), Buyer agrees to provide the same severance package as set forth in the Severance Plan for Salaried Employees dated July 26, 2016, a copy of which is attached hereto as Exhibit D, to any Transferred Salaried Employee

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terminated by the Companies or the Buyer or any Affiliate of the Buyer on or before December 31, 2022. Buyer agrees that the employment of any Transferred Salaried Employee will not be terminated by the Companies or the Buyer or any Affiliate of the Buyer prior to the date that is two (2) Business Days after the Closing Date.
(f)    The Transferred Salaried Employees and the union employees of the Companies, as identified on Section 3.13(a) of the Disclosure Schedules are collectively the “Transferred Employees.”

Section 3.14    Labor Matters/Employee Related Liabilities.
(a)    As of the date of this Agreement, except as set forth on Section 3.14(a) of the Disclosure Schedules:
(i)    The Companies are not parties to any collective bargaining agreement with any labor organization or other representative of any Company employees, nor is any such agreement presently being negotiated by any Company;
(ii)    There are no unfair labor practice complaints pending against the Companies before the National Labor Relations Board or any other labor relations tribunal or authority;
(iii)    There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to Seller’s Knowledge, threatened against or involving the Companies;
(iv)    To Seller’s Knowledge, since May 7, 2019, the Companies have at all times been in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, or wages and hours of work;
(v)    To Seller’s Knowledge, there are no open (i) Workers’ Compensation Liabilities or claims or (ii) black lung claims under the Black Lung Benefits Act of 1972, 30 U.S.C. Sections 901 et seq., the Federal Mine Safety and Health Act of 1977, 30 U.S.C. Sections 801 et seq., the Black Lung Benefits Reform Act of 1977, Pub. L. No. 95-239, 92 Stat. 95 (1978), or the Black Lung Benefits Amendments of 1981, Pub. L. No. 97-119, Title II, 95 Stat. 1643, in each case as amended, except as set forth in Section 3.14(a)(v) of the Disclosure Schedules;
(vi)    All open Workers’ Compensation and black-lung claims filed against a Company or the Companies are either self-insured by Seller or fully insured by Seller through a third-party insurance carrier. Section 3.14(a)(vi) of the Disclosure Schedule contains a complete description of Seller’s Workers’ Compensation and black lung insurance programs;

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(vii)    To Seller’s Knowledge, the Companies have correctly classified all individuals who have provided services to the Companies as independent contractors or former independent contractors and have correctly classified all employees and former employees as either exempt or non-exempt under the Fair Labor Standards Act (“FLSA”) and applicable similar state Applicable Laws. To Seller’s Knowledge, no individual has been engaged by the Companies as or in the capacity of an independent contractor or been classified by the Companies as exempt under the FLSA who does not qualify for such status under all Applicable Laws. To Seller’s Knowledge, the Companies have made all payments of overtime compensation required by Applicable Laws;
(viii)    To Seller’s Knowledge, since May 7, 2019, (i) no allegations of sexual harassment or sexual misconduct have been made against any officer, director, manager or employee of the Companies, and (ii) the Companies have not entered into any settlement agreement relating to allegations of sexual harassment or sexual misconduct by any officer, director, manager or employee of the Companies; and
(ix)    To Seller’s Knowledge, the Companies have paid in full to all applicable employees and former employees any material amounts for wages, salaries, commissions, bonuses, benefits, cash outs of accrued unused vacation, paid time-off or other leave and severance and any other amounts due upon termination of employment that are due and payable.
(b)    Except as set forth on Section 3.14(b) of the Disclosure Schedules or to the extent all material Liabilities have been satisfied, the Companies have not in the prior two-year period effectuated (i) a “plant closing” (as defined in the U.S. Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility used by the Companies, or (ii) a “mass layoff” (as defined in the WARN Act) affecting the Companies’ sites of employment or facilities, nor have the Companies been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

Section 3.15    Absence of Changes or Events. Except as contemplated by this Agreement (including, for the avoidance of doubt, the Reorganization), from May 1, 2020 to the date of this Agreement, each of the Companies has conducted its business in the Ordinary Course, and there has not occurred a Material Adverse Effect.

Section 3.16    Compliance with Applicable Laws. Except as set forth on Section 3.16 of the Disclosure Schedules, the Companies are, and have been at all times since May 7, 2019, in compliance in all material respects with all Applicable Laws and Orders of any Governmental Body. Since May 7, 2019, except as set forth on Section 3.16 of the Disclosure Schedules, (i) the Companies have not been charged with and, the Companies are not now, to the Seller’s Knowledge, under investigation with respect to, any actual or alleged material violation of any Applicable Law, Order or other requirement of a Governmental Body, and (ii) the Companies have not been a party to or bound by any Order of any Governmental Body.

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This Section 3.16 does not relate to matters with respect to Taxes, which are the subject of Section 3.11, to environmental matters, which are the subject of Section 3.17, or to Intellectual Property matters, which are the subject of Section 3.09.

Section 3.17    Environmental Matters. Except as set forth on Section 3.17 of the Disclosure Schedules, to the Seller’s Knowledge, the Companies are (i) in compliance with, in all material respects, all applicable Environmental Laws, and (iii) have not disposed of, spilled or released any Hazardous Material on, into, under or from any of the Company Assets in violation of any applicable Environmental Law. Except as set forth on Section 3.17 of the Disclosure Schedules, since May 7, 2019 the Companies have not received any written communication from a Governmental Body that alleges that they are not in compliance in all material respects with or has any material Liability under any Environmental Law, the substance of which has not been materially resolved. Except as set forth on Section 3.17 of the Disclosure Schedules, all fines and penalties due and owing to a Governmental Body under any Environmental Law have been paid or are being contested. The representations and warranties contained in this Section 3.17 are the sole and exclusive representations and warranties of Seller with respect to matters arising under or pertaining to Environmental Laws or Hazardous Material and no representation, warranty, agreement or other provision in this Agreement relating to the Seller’s compliance with applicable Environmental Laws shall be construed to mean that the Companies shall be able to: (1) secure or maintain any Permit, including any Permit necessary to conduct mining operations; (2) operate in compliance with any Permit; (3) operate in compliance with any applicable Environmental Law standards or parameters, including, any water or air quality standard, or in compliance with any Total Maximum Daily Load; or (4) operate or conduct reclamation work in compliance with any federal or state Applicable Laws pertaining to mining exploration or operations.

Section 3.18    Transactions with Affiliates. Except for the Reorganization and except for any arrangements, understandings or Contracts that are neither material in amount nor necessary for Buyer to operate the businesses of the Companies in all material respects as it is conducted as of the date of this Agreement, Section 3.18 of the Disclosure Schedules lists all legally binding arrangements, understandings and Contracts between or among the Companies, on the one hand, and (i) the Seller, any Subsidiaries of the Seller (other than the Companies) or any other Company Affiliate or (ii) any executive officer, director manager or employee of Seller or any Subsidiary of Seller, on the other hand.

Section 3.19    Permits; Compliance; Company Bonds.
(a)    Section 3.19(a) of the Disclosure Schedules contains a list of (i) all Permits necessary or required to operate and conduct the business of the Companies under the Permits as presently conducted, and includes all applications to renew any of the Permits and modify or amend any of the Permits; and (ii) all pending Permit Applications of the Companies. Except as set forth on Section 3.19(a) of the Disclosure Schedules, the Companies have conducted its business and developed and operated its assets in compliance in all material respects with all Permits, and all fees and other payments due and payable in connection with such Permits have been paid in full and in a timely manner so as to prevent any lapse, revocation or material breach thereof.

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(b)    The Companies possess all material Permits necessary to own, lease and operate their assets and lawfully conduct their business consistent in all material respects as currently conducted. The Companies possess all Permits necessary to start construction of Cumberland CRDA #3. Except as set forth on Section 3.19(b) of the Disclosure Schedules, to Seller’s Knowledge, (i) each such Permit has been validly issued and is in full force and effect and is final and, to Seller’s Knowledge, no event has occurred that constitutes or, with the giving of notice, the passage of time, or both, would constitute a material default by the Companies or any other Person under any such Permit, and (ii) there are no outstanding penalties, notices of noncompliance, judgments, Consent Decrees, agreed Orders or Actions affecting any of the Permits.
(c)    The Companies have posted all deposits, guarantees, indemnity agreements, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) (“Company Bonds”) required to be posted in connection with their operations, with each such Company Bond being listed on Section 3.19(c) of the Disclosure Schedules. Except as disclosed on Section 3.19(c) of the Disclosure Schedules: (i) the Companies are and have been in compliance in all material respects with all Company Bonds applicable to them; and (ii) the operation of the Companies’ coal mining and processing operations and the state of reclamation with respect to the Company Bonds are “current” or in “deferred status” regarding reclamation obligations and otherwise are and have been in compliance in all material respects with all applicable mining, reclamation and other analogous Applicable Laws, except where noncompliance would not interfere in any material respect with the ability of the Companies to continue to operate their assets and conduct their business as currently conducted and would not prevent the Seller from consummating the transactions contemplated hereby.

Section 3.20    Litigation.
(a)    Except as set forth in Section 3.20(a) of the Disclosure Schedules, there are no Actions (or any basis therefor) pending, or, to the Seller’s Knowledge, threatened against, relating to or involving (i) the Companies, any of the officers, directors, managers or employees of the Companies in their capacities as such or the business, properties or assets of the Companies or (ii) any of the Company Assets, by or before any Governmental Body. Neither the Companies nor any of their officers, directors, managers or employees have been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of the Companies. There is no Action pending or, to the Seller’s Knowledge, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.
(b)    Neither the Seller nor the Companies are in default in respect of any Order or process of any arbitrator or Governmental Body, which default would reasonably be expected, individually or in the aggregate, to be material to the Companies or the Company Assets or to prevent, hinder or delay the consummation of the transactions contemplated by this Agreement.
(c)    Except as set forth on Section 3.20(c) of the Disclosure Schedules, as of the date of this Agreement, there is no formal investigation, cessation Order or notice of violation or other

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action pending, or to the Seller’s Knowledge, threatened, against the Companies or the Company Assets that, in any case, would reasonably be expected, individually or in the aggregate, to be material to Companies or the Company Assets or prevent, hinder or delay the consummation of the transactions contemplated by this Agreement.

Section 3.21    Brokerage. No agent, broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.22    Sufficiency of Assets. Except as set forth in Section 3.22 of the Disclosure Schedules or as contemplated by this Agreement, including the Excluded Assets, the Company Assets constitute all of the material assets necessary to conduct the business of the Companies immediately following Closing as presently conducted in the Ordinary Course of Business and in compliance in all material respects with Applicable Laws, and no property, right or interest material to the continued operation of the business of the Companies immediately following Closing as presently conducted in the Ordinary Course is being retained by Seller or any Affiliate of any Seller (other than the Companies).

Section 3.23    HSR Act. Seller has provided a good faith Fair Market Value estimate of the transactions contemplated by this Agreement as required under the HSR Act. The estimate is less than any applicable potential threshold that would require filing under the HSR Act as of the date of this Agreement and, therefore, no further action under the HSR Act is required.

Section 3.24    Excluded Liabilities. Seller expressly assumes the Excluded Liabilities of the Companies.

Section 3.25    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III, THE SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AND SELLER DISCLAIMS ANY SUCH REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BUYER SHALL ACQUIRE THE UNITS AND THE COMPANY ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT AS OTHERWISE EXPRESSLY REPRESENTED OR WARRANTED IN THIS ARTICLE III.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

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Section 4.01    Organization, Standing and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full limited liability company power and authority and possesses all governmental franchises, licenses, Permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, Permits, authorizations and approvals the lack of which (i) individually or in the aggregate, would not, or would not reasonably be expected to, prevent or materially impair the ability of Buyer to consummate the transactions contemplated hereby or (ii) would not cause a material delay in the ability of Buyer to consummate the transactions contemplated hereby (collectively, “Buyer Material Adverse Effect”).

Section 4.02    Authority; Execution and Delivery; Enforceability. Buyer has full limited liability company power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action. Buyer has duly executed and delivered this Agreement, and this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

Section 4.03    No Conflicts; Consents.
(a)    The execution and delivery by Buyer of this Agreement, the performance by Buyer of the terms hereof, the consummation of the transactions contemplated hereby and compliance by Buyer with the terms hereof do not and will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer or any of its Subsidiaries under, any provision of (i) the governing instruments of Buyer or any of its Subsidiaries, (ii) any Contract to which Buyer or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any judgment or Applicable Law applicable to Buyer or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and will not have a Buyer Material Adverse Effect.
(b)    No Consent of or registration, declaration or filing with any Governmental Body is required to be obtained or made by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby other than any Consent, registration, declaration or filing the failure of which to obtain or make has not had and will not have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.04    Litigation. There are not any (a) outstanding judgments against Buyer or any of its Subsidiaries, (b) Actions pending or, to Buyer’s knowledge, threatened in writing against

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Buyer or any of its Subsidiaries or (c) investigations by any Governmental Body that are, to Buyer’s knowledge, pending or threatened against Buyer or any of its Subsidiaries that, in any case, individually or in the aggregate, have had, or would reasonably be expected to have, a Buyer Material Adverse Effect.

Section 4.05    Brokerage. No agent, broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.06    Investment Representation. Buyer is acquiring the Units for its own account with the intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Units. Buyer acknowledges that the Units have not been registered under the Securities Act or any state or foreign securities laws and that the Units may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Units are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

Section 4.07    Financial Ability. Buyer has (or will have at the Closing) cash on hand sufficient, in the aggregate, to consummate the transactions contemplated by this Agreement, and to satisfy all other costs and expenses arising in connection herewith and therewith. Buyer understands that its obligations to consummate the transactions contemplated by this Agreement (including the payment of all amounts when due) are not subject to the availability to Buyer of any financing.

Section 4.08    Assurances Regarding Permits. Buyer (a) is eligible to take transfer of, or obtain a replacement for, the Company Permits, (b) is not permit blocked on the AVS (or any applicable state equivalent database or system) by any Governmental Body, and (c) has not been denied any application for any mining license, mining Permit or other governmental authorization by any Governmental Body due to application of the AVS (or any applicable state equivalent system or database).

Section 4.09    Solvency. Upon and immediately after the consummation of the transactions contemplated hereby, Buyer will not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond its ability to pay such debts as they mature, or (c) have Liabilities in excess of the reasonable market value of its assets.

Section 4.10    HSR Act. Buyer has provided a good faith Fair Market Value estimate of the combined value of its assets and the assets of its Ultimate Parent, as defined by the HSR Act, and

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the combined sales of it and its Ultimate Parent as required under the HSR Act. The estimate is less than any applicable potential threshold that would require filing under the HSR Act as of the date of this Agreement and, therefore, no further action under the HSR Act is required.

Section 4.11    Investigation. Buyer acknowledges that it is relying on its own independent investigation and analysis in entering into the transactions contemplated hereby. Buyer is knowledgeable about the industries in which the Companies operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer is knowledgeable about all aspects of Permit Proceedings with respect to mining operations, including potential mining operations at or relating to the Properties, and Buyer is knowledgeable of the multiple Permits or other approvals or authorizations required to conduct mining operations. Buyer is aware of the substantial risks and uncertainties in Permit Proceedings generally, including that Permit Applications may be denied or modified materially, that any completeness, acceptability, preliminary determinations may be withdrawn, or that the submission of any additional information regarding, or any other changes or modifications to, including as required by this Agreement, Permit Applications may result in their denial, modification, or a change in their status, including changes to any completeness or preliminary determinations. Buyer further recognizes that components of Permit Proceedings, including the environmental, cultural, and historical review processes, the Total Maximum Daily Load process, cumulative hydrological impacts assessments, alluvial valley floor determinations, or air or water quality standards, may detrimentally impact such Permit Proceedings or the ability to secure or maintain any Permits or any other authorizations or approvals necessary to conduct mining operations. Buyer acknowledges and agrees that the obligations of Buyer to consummate the transactions contemplated by this Agreement are not contingent upon the successful issuance or maintenance of any Permit or any other authorization or approval to conduct mining operations, either prior to or after Closing. Buyer has been afforded full access to the books and records of the Companies and, to the extent pertaining to the Company Assets, the Assumed Liabilities, the Companies, the Properties, and any pending Permit Applications, Seller and its Affiliates for purposes of conducting a due diligence investigation of the Company Assets, the Assumed Liabilities, the Companies, the Properties, and any pending Permit Applications. Buyer acknowledges that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement (including with respect to all matters relating to any pending Permit Applications), express or implied, except for the representations and warranties in Article III.

Section 4.12    Assumed Liabilities. Buyer expressly assumes the Assumed Liabilities of the Companies.

Section 4.13    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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Article V
CERTAIN COVENANTS

Section 5.01    Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer shall hold and shall cause its Representatives to hold, in confidence, all confidential documents and information concerning the Companies furnished to Buyer or its Representatives in connection with the transactions contemplated by this Agreement in the manner specified in the Confidentiality Agreement between Seller and [REDACTED] dated July 10, 2020 (the “Confidentiality Agreement”).

Section 5.02    Conduct of the Business. Except for matters set forth in Section 5.02 of the Disclosure Schedules or matters otherwise permitted or required by the terms of this Agreement or except for the Reorganization or except as required by Applicable Law, from the date of this Agreement to the Closing Date, Seller and the Companies shall conduct each Company’s business in the Ordinary Course. In addition (and without limiting the generality of the foregoing), except as set forth in Section 5.02 of the Disclosure Schedules or otherwise permitted or required by the terms of this Agreement or except as required by Applicable Law, Seller shall not permit the Companies to do any of the following without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)    amend its limited liability company agreement or similar governing instruments;
(b)    issue any equity interest in the Companies or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any equity interest in the Companies;
(c)    incur any Indebtedness (other than (i) purchase money security interest financings of assets and (ii) Indebtedness that will be repaid at the Closing);
(d)    permit, allow or suffer any of its assets to become subjected to any Lien (other than Permitted Liens or under the terms of Indebtedness that will be repaid (and the related Liens released) at Closing);
(e)    pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Seller or any of its Affiliates, except for (i) dividends and distributions or transfers of cash to equity holders of the Companies, (ii) intercompany transactions in the Ordinary Course of Business or as part of the Reorganization, and (iii) payments, loans or advances made pursuant to existing agreements;
(f)    except as provided in Section 2.02(g) herein, make or change any material Tax election, change any Tax accounting method, file any amended material Tax Return, enter into any closing agreement or settle any material Tax claim or assessment, in each case, relating to the Companies and to the extent such action could have a material adverse impact on Buyer or the Companies after the Closing;

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(g)    acquire by merging or consolidating with, or by purchasing a substantial portion of the equity interests or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material to the Companies, taken as a whole, other than in the Ordinary Course of Business, except for the actions contemplated in Section 5.08;
(h)    sell, lease, license or otherwise dispose of any of its assets that are material, individually or in the aggregate, to the Companies, taken as a whole, except (i) coal inventory currently on or placed on the surface prior to Closing, and (ii) any such sale, lease, license or other disposition to the extent permitted under clause (e) above;
(i)    enter into any material lease of real property, except any renewals of existing leases in the Ordinary Course of Business, and except for the actions contemplated in Section 5.08; or
(j)    authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

Section 5.03    Access to Books and Records. From the date of this Agreement until the Closing Date, Seller shall provide Buyer and its Representatives with reasonable access during normal business hours and upon reasonable notice to the offices, properties, books and records of the Companies and, to the extent pertaining to the transition of the ownership of the Companies and their business to Buyer; provided that such access does not unreasonably interfere with the normal operations of the Companies, Seller or any of its Affiliates; provided further that all requests for such access shall be directed to Seller or such other Person as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, except in connection with its disclosure obligations under Article III hereof, Seller shall not be required to disclose any information to Buyer if such disclosure would be reasonably likely to (a) jeopardize any attorney-client or other legal privilege or (b) contravene any Applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof. Seller makes no representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 5.03, and Buyer may not rely on the accuracy of any such information, in each case other than as expressly set forth in the representations and warranties contained in Article III. The information provided pursuant to this Section 5.03 will be used solely for the purpose of evaluating and effecting the transactions contemplated hereby and will be governed by all the terms and conditions of the Confidentiality Agreement. Buyer shall, and Buyer shall cause all of its Representatives, to abide by all Governmental Bodies’ and Seller’s safety rules, regulations and operating policies while conducting any due diligence evaluation at a site that is owned or operated by Seller or its Affiliates. Except in connection with its disclosure obligations under Article III hereof, nothing set forth in this Agreement shall require Seller to (i) provide Buyer with access to or copies of sensitive customer or supplier information which, in Seller’s business judgment, should not be provided to Buyer until the transactions contemplated hereby have been consummated, (ii) provide any information in any other format or otherwise to manipulate or reconfigure any data, (iii) allow Buyer to conduct any invasive investigations of soil, groundwater or other media, or (iv) provide Buyer with any information regarding Seller’s or any of its Affiliates’ businesses, assets, financial performance or condition or operations not involving the Companies or the

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Company Assets. In accordance with Section 8.03, Buyer agrees to indemnify, defend, and hold harmless (including reasonable attorneys’ fees) Seller Indemnified Parties with respect to such activities conducted under this Section 5.03.

Section 5.04    Efforts.
(a)    On the terms and subject to the conditions of this Agreement, each Party shall use its commercially reasonable efforts to cause the Closing to occur on or prior to the Termination Date, including taking all actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing. Each Party shall not and shall not permit any of its respective Affiliates to, take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in Article II not being satisfied. Without limiting the foregoing or the provisions set forth in Section 5.02, each Party shall use its commercially reasonable efforts to cause the Closing to occur on or prior to the Termination Date.
(b)    Prior to the Closing, each Party shall, and shall cause its Affiliates to, use their commercially reasonable efforts to obtain, and to cooperate in obtaining, all Consents from third parties necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement; provided, however, that neither Buyer, the Companies, Seller nor any other Subsidiary of Seller shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required (other than nominal filing or application fees). The Parties acknowledge that Seller will seek, as part of any Consent, the release of Seller from any and all guarantees, indemnities, letters of credit, letters of comfort, commitments, understandings, agreements and other obligations related in any way to Contracts subject to such Consents. Nothing in this Section 5.04(b) shall require Buyer or Seller to post any security or collateral or make any payment in order to obtain any Consent. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, Seller shall be solely responsible for obtaining the Consents set forth on Section 3.03 of the Disclosure Schedules and for obtaining the release of Seller from any and all guarantees, indemnities, letters of credit, letters of comfort, commitments, understandings, agreements and other obligations related in any way to such Consents, except as set forth in Sections 5.07(d) and 5.07(e). The Parties acknowledge that certain Consents and waivers with respect to the transactions contemplated by this Agreement may be required from parties to the Contracts and Company Leases listed in the Disclosure Schedules and that such Consents and waivers may not be obtained prior to Closing. If a Consent is not obtained, or if an attempted assignment of a Property or Contract would be ineffective or would adversely affect the rights of Seller, any Company, or any other Subsidiary of Seller such that the Companies or Buyer would not in fact receive all such rights of the Property or Contract, the Parties will cooperate in a mutually agreeable arrangement, to the extent reasonably practicable, under which the Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including independent sub-contracting, sub-licensing or sub-leasing to such Buyer which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s (or Seller’s Affiliates’) obligations, against a third party thereto. Other than as expressly set forth in this Section 5.04(b) and Section 7.03, Seller shall not have any Liability whatsoever to Buyer arising out of or

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relating to the failure to obtain any Consents or waivers that may be required in connection with the transactions contemplated by this Agreement or because of the termination of any Contract as a result thereof. Buyer acknowledges that no representation, warranty or covenant of Seller contained herein shall be breached or deemed to be inaccurate or breached as a result of the failure to obtain any such Consent or waiver. This Section 5.04(b) does not relate to Coal Sales Agreements, such items being the subject of Section 5.04(c).
(c)    Prior to Closing, Seller shall (i) use commercially reasonable efforts to obtain all Consents required from third parties under the Coal Sales Agreements set forth in Section 5.04(c) to the Disclosure Schedules that are necessary to consummate the transactions contemplated by this Agreement, and (ii) subject to the following sentence, assign or otherwise transfer, or cause to be assigned or otherwise transferred, to one or more of the Companies, all of Seller’s or its Affiliate’s right, title, and interest in and to such Coal Sales Agreements; provided, however, that neither Buyer nor Seller shall be required to amend any Coal Sales Agreement or to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required. The Parties acknowledge that as a result of the impending sale of the Companies to Buyer pursuant to this Agreement, Seller shall not transfer any Coal Sales Agreement from an Affiliate of Seller to a Company without first obtaining the written consent of the counterparty thereto. Nothing in this Section 5.04(c) shall require Buyer to post any security or collateral or make any payment in order to obtain an assignment of any Coal Sales Agreements. [REDACTED] Buyer acknowledges that no representation, warranty or covenant of Seller contained herein shall be breached or deemed inaccurate or breached as a result of the failure to obtain any such Consent or waiver to a Coal Sales Agreement.

Section 5.05    Resignation of Managers. Unless otherwise requested in writing by Buyer, Seller shall obtain the resignations, effective contemporaneously with the Closing, of the managers of each Company.

Section 5.06    Tax Matters.
(a)    Transaction Tax Treatment. The Parties agree that the sale of the Units by Seller to Buyer hereunder shall be treated for United States federal income Tax purposes (and any applicable state and local income Tax purposes to the extent permissible under Applicable Laws) as the sale by Seller of the equity/Units of the Companies to the Buyer in exchange for the Assumed Liabilities of the Companies.
(b)    Transfer Taxes. All sales (including bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license, stock transfer stamps and other similar Taxes and fees (“Transfer Taxes”) arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement, including any Transfer Tax filings required for PA Land and the transactions required under Section 5.08, shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Buyer shall timely prepare and file all Tax Returns required to be filed with respect to Transfer Taxes and shall deliver a copy of any such Tax Return, as filed, to Seller.

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(c)    Apportionment of Property Taxes. Real property Taxes, personal property Taxes and similar ad valorem Taxes (collectively, “Property Taxes”) levied with respect to the Company Assets that relate to the Straddle Period shall be apportioned between Pre-Closing Periods and Post-Closing Periods on a per diem basis, and the Seller shall be responsible for and shall pay the portion of such Property Taxes apportioned to the Pre-Closing Periods (and shall within ten (10) Business Days reimburse the Buyer or the Companies, as applicable, for such Property Taxes to the extent the Buyer or the Companies pay such Property Taxes after the Closing), and the Buyer and the Companies, jointly and severally, shall be responsible for and shall pay the portion of such Property Taxes apportioned to the Post-Closing Periods and any portion of such Property Taxes apportioned to the Pre-Closing Periods (and shall reimburse the Seller for any such Property Taxes as provided herein to the extent that the Seller or the Companies pay such Property Taxes at or before the Closing, which amount will be set forth on Section 5.06(c) of the Disclosure Schedules and updated on the Closing Date the “Buyer Property Tax Amount”). Buyer shall reimburse Seller for such Buyer Property Tax Amount owed to Seller by paying such amount in equal installments over a ten (10) month period beginning on the 15th day of the month following the first full month after the Closing Date, but the total amount of such Buyer Property Tax Amount shall be paid in full no later than September 30, 2021. Buyer shall offset such Buyer Property Tax Amount owed to Seller by any Liabilities that Buyer, with the mutual agreement of Seller, agrees to assume that are in addition to the Assumed Liabilities.
(d)    Apportionment of Taxes other than Property Taxes. For purposes of apportioning Taxes other than Property Taxes, the following provisions shall govern:
(i)    in the case of Taxes in the form of interest or penalties, all such Taxes shall be treated as attributable to a Pre-Closing Period (or the portion of the Straddle Period ending on the Closing Date) to the extent relating to a Tax for a Pre-Closing Period (or portion of a Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date; and
(ii)    in the case of all other Taxes for a Straddle Period (including, without limitation, income Taxes, employment Taxes, and sales and use Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Companies each filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of this Section 5.06(d)(ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates), to the extent that such item does not include current liabilities of the Companies, shall be allocated to the portion of the Straddle Period ending on the Closing Date determined by multiplying such item by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

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(e)    Tax Cooperation. Subject to a right to reimbursement for all Property Taxes that are the responsibility of Seller pursuant to the provisions of this Section 5.06, and for the avoidance of doubt, Buyer shall pay or shall cause a Company to pay all Taxes due and owing on or after the Closing Date. The Parties shall reasonably cooperate, and shall cause their respective Affiliates to cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Action, audit or other proceeding regarding Taxes with respect to the Companies. Such cooperation shall include the retention (until the expiration of the applicable limitation period, taking into account any extension thereof) of and (upon the other Party’s request) the provision of records and information reasonably relevant to any such Action, audit or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
The Seller, at the sole cost and expense of the Seller, shall (i) prepare and timely file all Tax Returns of the Companies due (after taking into account all appropriate extensions) on or prior to the Closing Date (“Company Prepared Returns”) and (ii) timely pay all Taxes that are shown as payable with respect to Company Prepared Returns. All Company Prepared Returns shall be prepared in accordance with existing procedures, practices and accounting methods of the Companies.
The Buyer shall cause each Company (at its expense) to prepare and timely file all Tax Returns of such Company due after the Closing Date (the “Buyer Prepared Returns”).
(f)    Amendments. Neither Buyer nor any Affiliate of Buyer shall amend any Tax Return of or with respect to the Companies (i) with respect to any Pre-Closing Period or (ii) that materially and adversely affects or may materially and adversely affect the Tax Liability of Seller or its Affiliates, in each case without the prior consent of Seller, which consent shall not be unreasonably withheld or delayed.
(g)    Tax Contests.
(i)    If any Taxing Authority issues to any Company (i) a written notice of its intent to audit or conduct another Action with respect to Taxes of such Company for any Pre-Closing Period or (ii) a written notice of deficiency for Taxes for any Pre-Closing Period, the Buyer or the respective Company shall notify the Seller of its receipt of such communication from the Taxing Authority within fifteen (15) days of receipt. No failure or delay of the Buyer or the respective Company in the performance of the foregoing shall reduce or otherwise affect the obligations or Liabilities of the Seller pursuant to this Agreement except to the extent the Seller is actually prejudiced by such failure or delay, provided, however, that Buyer and the Companies, jointly and severally, shall be responsible for and shall pay any such Taxes in the form of interest and penalties that accrue as a result of any failure or delay of the Buyer or the Companies in the performance of the foregoing.
(ii)    The Companies shall control any audit or other Action in respect of any Taxes of the Companies (a “Tax Contest”); provided, however, if the Tax Contest relates

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solely to a Pre-Closing Period, the Seller shall have the right to assume control of such Tax Contest if within thirty (30) days of receiving notice of the Tax Contest the Seller notifies the Buyer of its intent to take control of such Tax Contest.
(iii)    If the Seller does not control a Tax Contest for a Pre-Closing Period, (i) the Seller shall have the right, at the sole cost and expense of the Seller, to participate in such Tax Contest; and (ii) the Buyer shall not allow the Companies to settle, resolve or abandon such Tax Contest if it would result in the Seller paying any Indemnified Taxes hereunder without the prior written permission of the Seller (which shall not be unreasonably withheld, delayed or conditioned).
(iv)    If the Seller controls a Tax Contest for a Pre-Closing Period, (i) the Seller shall control the audit or Action in good faith; (ii) the Seller shall bear all costs and expenses of the Seller and the Companies in connection with such Tax Contest; and (iii) the Seller shall keep the Buyer reasonably informed regarding the status of such Tax Contest.
(v)    Notwithstanding anything to the contrary in this Agreement, Seller shall have the sole right to control the conduct of any Tax audit, examination, inquiry or assessment relating to income Taxes of the Seller or its Affiliates.
(h)    Income Tax Returns. SUBJECT TO THE CONFIDENTIALITY AGREEMENT, BUYER AND ITS ACCOUNTANTS SHALL HAVE ACCESS TO THE INCOME TAX RETURNS OR RELATED WORKPAPERS OF SELLER OR ANY OF ITS AFFILIATES AS REASONABLY REQUESTED BY BUYER TO ASSIST IT IN THE PREPARATION OF ITS TAX RETURNS.
(i)    Tax Refunds. Buyer or any Affiliate thereof shall promptly inform the Seller of any Tax refund, credit or similar benefit received with respect to Taxes attributable to any Pre-Closing Period and promptly pay to the Seller the amount of such Tax refund, credit or similar benefit (the “Tax Refund”). Buyer shall pay to the Seller such Tax Refund within ten (10) days of receipt of such Tax Refund (or, if the Tax Refund is a Tax credit or similar benefit, the filing of any Tax Return utilizing such Tax Refund (in the form of a credit or offset to Taxes otherwise payable)) and provide a reasonably detailed description of the Tax Refund. The Parties hereto agree that Tax Refunds for the portion of a Straddle Period ending on the Closing Date shall be determined using the methodologies set forth in Section 5.06(c) in the case of Property Taxes and otherwise based on an interim closing of the books or records of the Companies at the close of business on the day prior to the Closing Date. Buyer shall, and shall cause its Affiliates to, promptly take all reasonable actions (including those actions reasonably requested by the Seller) to file for and obtain any Tax refund, credit or similar benefit that would give rise to a Tax Refund. Buyer shall, upon request, permit the Seller to participate in the prosecution of any such Tax Refund claim and shall not settle or otherwise resolve any such Tax Refund claim without the prior written consent of the Seller, not to be unreasonably withheld, delayed or conditioned.
(j)    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Companies shall be terminated as of the

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Closing Date. After such date none of the Companies shall have any further rights or liabilities thereunder.
(k)     Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 5.06 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 5.07    Governmental Filings; Guarantees/Commitments.
(a)    Governmental Filings. As soon as practicable and in no event more than ten (10) Business Days after the date of this Agreement, Buyer shall complete and file all necessary documents and information as required by and in accordance with Applicable Law and the appropriate Governmental Body with respect to the change in ownership and control of the Companies contemplated hereby. The Parties agree to fully cooperate with each other in all such filings, including providing any additional information and the preparation and execution of any additional documents that may be reasonably requested by all applicable Governmental Bodies with respect to the change in ownership and control of the Companies and any name change related to the same. Buyer shall bear all fees and other direct costs (including consultant and engineering fees) related to filings required in furtherance of this Transaction under all Company Permits.
(b)    Indemnified Guarantees. From and after the Closing, except for the Excluded Liabilities and subject to the Seller indemnification obligations in Article VIII, Buyer and the Companies, jointly and severally, shall indemnify, defend and hold harmless Seller and its Affiliates (and their respective directors and officers) from and against all Damages which any such Person shall incur, sustain or suffer and which relate to, or arise directly or indirectly, out of or in connection with: (i) Seller or any of its Affiliates issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any guarantee, indemnity, surety bond, letter of credit, letter of comfort or other obligation relating to the business of the Companies, including those listed in Section 5.07(b) of the Disclosure Schedules (collectively, the “Indemnified Guarantees”); (ii) any claim or demand for payment made on Seller or any of its Affiliates with respect to any given Indemnified Guarantees; or (iii) any Action, decision or proceeding by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Indemnified Guarantees.
(c)    Company Permits. In the event that, as of the Closing, not all approvals of all applicable Governmental Bodies have been obtained, if required by any or all Governmental Bodies, with respect to the Company Permits (including, as applicable, with respect to the transfer and/or reissuance of any such Company Permits to Buyer and/or the Companies), to the extent that Buyer and/or the Companies operate under any such Company Permits after the Closing pending the receipt of such approvals, Buyer shall notify Seller immediately regarding any notice of violation of, or failure to comply with, any such Company Permit, and Seller shall be entitled to undertake, at Buyer’s sole cost and expense, any actions and measures that Seller believes are necessary and appropriate to cure, remedy or abate such violations or failure to comply as soon as practicable. In such event, Buyer and the Companies, as applicable, shall

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cease any conduct and activities giving rise to such violations or failure to comply, and shall provide Seller with any and all access to the relevant properties and facilities and information as may be requested or necessary in connection with Seller’s efforts to cure, remedy or abate such violations and failure to comply. Buyer and the Companies shall indemnify, defend and hold harmless Seller against any and all Liabilities and Damages arising from or relating to the matters described in this Section 5.07(c).
(d)    Substituted Guarantees. On or before Closing, Buyer shall use its commercially reasonable efforts to cause itself and the Companies to be substituted in all respects for Seller and its Affiliates (other than the Companies) with respect to the period from and after the Closing, and for Seller and its Affiliates (other than the Companies) to be released in respect of all obligations of Seller and any of its Affiliates (other than the Companies) under each of the guarantees, indemnities, letters of credit, letters of comfort, commitments, understandings, agreements and other obligations of such Persons related to the Companies’ business listed in Section 5.07(d) of the Disclosure Schedules (collectively, the “Substituted Guarantees”); provided, however, that in the event that such substitution and release is not obtained for any Substituted Guarantees, then following the Closing, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, any and all amounts paid, including costs or expenses in connection with any such Substituted Guarantee, including Seller’s and its Affiliates’ expenses in maintaining any such Substituted Guarantee, whether or not any such Substituted Guarantee is drawn upon or required to be performed, and shall in any event promptly reimburse Seller to the extent any such Substituted Guarantee is called upon and Seller or its Affiliates make any payment or are obligated to reimburse the party issuing the Substituted Guarantee. Notwithstanding the foregoing, from and after Closing, Buyer shall continue to use all commercially reasonable efforts, at its sole expense, to cause itself and the Companies to be substituted in all respects for Seller and its Affiliates (other than the Companies), and for Seller and its Affiliates (other than the Companies) to be released in respect of all obligations under the Substituted Guarantees. After Closing, unless otherwise directed in writing by Seller, Buyer shall not renew, extend, amend, or supplement any loan, contract (including but not limited to any Coal Sales Agreement or Contract) lease, or other obligation that is covered by a Substituted Guarantee unless Seller’s obligation thereunder has been fully released and discharged for such renewal, extension, amended, or supplemental period. Nothing in this Section 5.07(d) shall require Buyer to post any security or collateral or make any payment in order to replace the Substituted Guarantees.
(e)    [REDACTED] and [REDACTED]. Within 180 calendar days of the Closing Date, Buyer shall, at its sole expense, cause Seller and its Affiliates to be released in respect of all obligations of Seller and any of its Affiliates; and, if required, cause Buyer and the Companies to be substituted in all respects for Seller and any of its Affiliates under (i) that certain letter of credit [REDACTED] in the amount of [REDACTED] and the associated adequate assurance letter agreement [REDACTED] (together, the “[REDACTED]”); and (ii) that certain Supply Bond [REDACTED] in the amount of [REDACTED] (the “[REDACTED]” and together with the [REDACTED], the “[REDACTED]”). In the event Buyer is unable to obtain a full release of all obligations of Seller and any of its Affiliates under either or both of the [REDACTED] on or before Closing, then following the Closing, Buyer shall indemnify, defend and hold harmless

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Seller and its Affiliates against, and reimburse Seller and its Affiliates for, any and all amounts paid, including costs or expenses in connection with any such [REDACTED], including Seller’s and its Affiliates’ expenses in maintaining any such [REDACTED], whether or not any such [REDACTED] is drawn upon or required to be performed, and shall in any event promptly reimburse Seller to the extent any such [REDACTED] is called upon and Seller or its Affiliates make any payment or are obligated to reimburse the party issuing the [REDACTED]. For the avoidance of doubt, in the event Buyer is unable to obtain the full release of all obligations of Seller or any of its Affiliates under either or both of the [REDACTED] within 180 calendar days of the Closing Date, Buyer shall post with Seller security (in a form reasonably satisfactory to Seller) for the total amount Seller still has posted in [REDACTED] until such time as Buyer obtains the full release of Seller required under this Section 5.07(e).
(f)    Replacement Bonds. Without limiting the generality of Section 5.07(d), and notwithstanding anything herein to the contrary, on the Closing Date and subject to Seller’s contemporaneous payment to Buyer’s bonding company of the Surety Bond Cash Collateral, Buyer shall, at Buyer’s sole cost and expense, secure and deliver, or cause to be secured and delivered, to the applicable Governmental Bodies, replacement bonds and or replacement securities and guarantees and/or other similar financial security sufficient to cause the applicable Governmental Body to release Seller and any of its Affiliates under each Company Bond and with respect to the Company Permits identified in Section 3.19(a) of the Disclosure Schedules (“Replacement Bonds”).
(g)    Radioactive Materials License. Until such time as the Commonwealth of Pennsylvania, Department of Environmental Protection, Bureau of Radiation Protection (“DEP”) has given its consent in writing to the indirect transfer of Radioactive Materials License No. PA-1579 (the “DEP License”) pursuant to 25 Pa. Code § 215.1, as amended, incorporating by reference 10 C.F.R. § 30.34(b), Buyer agrees that it will refrain from exercising any of its rights as a member of Cumberland in respect to Cumberland’s DEP License, including but not limited to, the following:
(i)    Buyer shall not exercise any control over the activities and materials governed by the DEP License;
(ii)    Buyer shall not exercise any budgetary decision-making with respect to the activities or materials governed by the DEP License, and specifically shall not reduce funding for any activities undertaken by Cumberland to comply with the DEP License;
(iii)    Buyer shall not replace or remove Cumberland’s current Radiation Safety Officer; and
(iv)    Buyer shall not undertake any other action that would interfere, directly or indirectly, in whole or in part, with any health, safety, security, and environmental protection matter related to or arising out of the DEP License, or the activities and materials utilized thereunder.

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Until such time as the DEP has given its consent in writing to the indirect transfer of the DEP License, it is the intent of the parties that this Section 5.07(g) be liberally construed to ensure that Cumberland shall retain full power and authority over the DEP License.

Section 5.08    Interim Transactions. Prior to Closing, (i) Seller shall convey or otherwise transfer, or cause to be conveyed or otherwise transferred to one or more of the Companies, all of the Seller’s or its Affiliates’ right, title and interest in and to the Company Owned Properties not currently owned by the Companies, pursuant to Deeds substantially in the forms attached hereto as Exhibit F (collectively, the “Company Owned Property Deeds”), (ii) Seller shall assign, convey or otherwise transfer, or cause to be assigned, conveyed or otherwise transferred to one or more of the Companies, all of Seller’s or its Affiliates’ right, title and interest in and to the Company Leased Properties not currently owned, held or leased to the Companies, and the Companies shall assume, pay, satisfy, perform and discharge when due any and all Assumed Liabilities (with respect to the Company Owned Properties and Company Leased Properties) pursuant to the Lease Assignment and Assumption Agreements, in the forms attached hereto as Exhibit G (collectively, the “Company Lease Assignment and Assumption Agreements”), (iii) Seller may, at its sole discretion at any time or times before, on or after the Closing Date, (y) enter into a transaction to divest a Company or the Companies of any rights in and to the Excluded Assets, and (z) terminate the rights of a Company or the Companies under any Sourcing Contract that is not held exclusively by a Company or the Companies, but is held jointly by any of the Companies together with Seller or an Affiliate of Seller; provided, however, that Seller shall provide Buyer with 5 days advance written notice of the termination of any Sourcing Contract; and (iv) Seller shall assign or otherwise transfer, or cause to be assigned or otherwise transferred to one or more of the Companies, all of Seller’s or its Affiliates’ right, title and interest in and to the Contracts set forth in Section 5.08 to the Disclosure Schedules, which are not currently owned or held by the Companies, and the Companies shall assume, pay, satisfy, perform and discharge when due any and all Assumed Liabilities pursuant to the form of assignment attached hereto as Exhibit H; provided, however, to the extent the foregoing would require the assignment by Seller or any of its Affiliates of their rights and obligations under any Contract, and such rights and obligations may not be so assigned without the consent of another Person, and such consent is not obtained prior to Closing, then (1) the Parties shall reasonably cooperate and enter into any reasonable and lawful arrangements, at no additional cost to Buyer, designed to provide Buyer or its designees the benefits under the applicable Contract and to cause Buyer or its designees to perform the obligations under the applicable Contract, and (2) in the event the Parties agree to enter into an alternate arrangement pursuant to Section 5.08(iv)(1), the failure of Seller or its Affiliates to assign such Contract shall not be taken into account for purposes of the condition to Buyer’s obligations set forth in Section 2.02. For the avoidance of doubt, this Section 5.08 does not relate to Coal Sales Agreements, such items being the subject of Section 5.04(c).

Section 5.09    Name Change. As promptly as practicable after the Closing Date, but in any case within thirty (30) days after the Closing Date, Buyer shall (i) eliminate (or cause to be eliminated) the use of the names “Contura,” “Foundation,” and “Alpha” and variants thereof from the properties, assets, and businesses of the Companies and any pending Permit Applications and (ii) make (or cause to be made) all filings (including assumed name filings) required to reflect the change of names of the Companies required under Section 5.09(i) in all applicable records of

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Governmental Bodies and any open Permit Proceedings and any pending Permit Applications. Buyer shall have no right to use any logos, trademarks, trade names or other similar rights belonging to Seller or any of its Affiliates. Buyer shall provide copies of such filings to Seller and be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name, and any resulting notification or approval requirements.

Section 5.10    Seller Retention Obligations. Within ten (10) Business Days following Closing, Seller shall cause all outstanding amounts and payments due and owing under the Retention Agreements to be paid in full such that there shall be no remaining Liabilities under any Contracts evidencing the Seller Retention Obligations, and Seller shall deliver to Buyer within ten (10) Business Days following Closing evidence of such payments in a form reasonably satisfactory to Buyer.

Section 5.11    Withdrawal of Certain Applications. Buyer agrees to withdraw all applications to obtain approval of the relevant Governmental Body with respect to the Company Permits if the Closing does not occur or if this Agreement is otherwise terminated in accordance with Article VII hereof.

Section 5.12    Non-Solicit. Seller covenants and agrees that for a period of twelve (12) months following the Closing, neither it nor any of its Affiliates will, directly or indirectly, without the prior written consent of Buyer, (a) solicit, recruit or employ any employee, officer, or director of the Companies or its post-Closing Affiliates or any of the Transferred Employees or (b) induce or otherwise counsel, advise or encourage any employee, officer or director of the Companies or its post-Closing Affiliates or any of the Transferred Employees to leave the employment of the Companies and their post-Closing Affiliates; provided, that this Section 5.12 shall not preclude the hiring of any employee who (i) responds to any public advertisement placed by Seller (or its applicable Affiliates) or (ii) has been terminated by the Companies or their post-Closing Affiliates at least six (6) months prior to the commencement of employment discussions between Seller (or its applicable Affiliates) and such employee.

Section 5.13    Legacy Bonds. Buyer and Seller acknowledge that (i) the assets of the Companies were acquired pursuant to the Chapter 11 bankruptcy proceedings filed by Alpha Natural Resources, Inc., et al. in or around 2016; (ii) the legacy predecessors in interest to the Companies set forth in Section 5.13 of the Disclosure Schedules remain in existence as of the date of this Agreement and continue to hold certain legacy bonds related to roads (the “Legacy Bonds”). Seller may, in its sole discretion, elect to pursue a release of the Legacy Bonds before and/or after the Closing, and Buyer covenants and agrees to cooperate in good faith with Seller in connection with any steps required to be taken to secure the release of the Legacy Bonds. Without limiting the generality of the foregoing, Buyer agrees to furnish such further information, execute and deliver such other documents, and do such other acts and things, all as Seller may reasonably request for the purpose of securing the release of the Legacy Bonds.

Section 5.14    FBL and Workers’ Compensation Claims.

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(a)    Seller shall be responsible for and obligated to pay all Black Lung Liabilities of the Companies related to Actions filed by any Transferred Employees, inactive or former employees of any of the Companies or any dependents or other beneficiaries of any such individuals concerning a date of last exposure for such Transferred Employees, inactive or former employees occurring on or prior to the Closing Date.
(b)    Seller shall be responsible for and obligated to pay all Workers’ Compensation Liabilities of the Companies related to Actions filed by any Transferred Employees, inactive or former employees of any of the Companies or any dependents or other beneficiaries of any such individuals for any date of injury occurring on or prior to the Closing Date.
(c)    Buyer acknowledges that, upon the Closing Date, and except for as provided in Section 5.14(a) and Section 5.14(b) above, the Companies shall be obligated to pay all Black Lung Liabilities and all Workers’ Compensation Liabilities of the Companies arising from or related to Actions filed by any Transferred Employees or any dependents or other beneficiaries of any such individuals.

Section 5.15    Affiliate Contracts. Except for the Reorganization, including [REDACTED], on or prior to the Closing Date, Seller and the Companies will terminate all legally binding arrangements, understandings and Contracts between or among the Companies, on the one hand, and (i) the Seller, any Subsidiaries of the Seller (other than the Companies) or any other Company Affiliate or (ii) any executive officer, director, manager or employee of Seller or any Subsidiary of Seller, on the other hand, including those Contracts listed on Schedule 3.18 of the Disclosure Schedule.

Section 5.16    Excluded Liabilities/Accounts Payable. Seller shall pay each of the Accounts Payable in full on or before the stated due date of each Account Payable, except when Seller contests such Account Payable in good faith, and Seller shall deliver to Buyer within ten (10) Business Days following payment of all Accounts Payable written notice to Buyer that Seller has paid all of the Accounts Payable.

Article VI
COVENANTS OF BUYER

Section 6.01    Access to Books and Records. From and after the Closing, Buyer shall cause the Companies to provide Seller and its authorized Representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the personnel, books and records of the Companies with respect to periods or occurrences prior to the Closing Date in connection with any matter, whether or not relating to or arising out of this Agreement or the transactions contemplated hereby. Unless otherwise consented to in writing by Seller, Buyer shall not, and shall not permit the Companies to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any books and records of the Companies, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior

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notice to Seller and offering to surrender to Seller such books and records or such portions thereof.

Section 6.02    Non-Solicit. Buyer covenants and agrees that for a period of twelve (12) months following the Closing, neither it nor any of its Affiliates (including, without limitation, the Companies) will, directly or indirectly, without the prior written consent of Seller, (a) solicit, recruit or employ any employee, officer, or director of Seller or its Affiliates or (b) induce or otherwise counsel, advise or encourage any employee, officer or director of Seller or its Affiliates to leave the employment of Seller and its Affiliates; provided, that this Section 6.02 shall not preclude the hiring of any employee who (i) responds to any public advertisement placed by Buyer (or its applicable Affiliates) or (ii) has been terminated by Seller or its Affiliates at least six (6) months prior to the commencement of employment discussions between Buyer (or its applicable Affiliates) and such employee.

Section 6.03    Contact with Customers, Suppliers and Other Business Relations. Prior to the Closing, Buyer and its Representatives shall not contact or communicate with the employees, customers, suppliers and other business relations of the Companies in connection with the transactions contemplated hereby without the prior written consent of Seller.

Section 6.04    Transferred Employee Benefits.
(a)    Commencing on the Closing Date and continuing through December 31, 2021 (or earlier, if the date of the employee’s termination of employment with Buyer), Buyer shall provide or cause to be provided to each Transferred Employee (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by Seller immediately prior to the Closing Date, and (ii) target bonus opportunities that are substantially similar to opportunities provided to Transferred Employees by Seller prior to the Closing Date. Commencing on the Closing Date or mutually agreed upon date thereafter, but in no event later than January 1, 2021, and continuing through December 31, 2022 (or if earlier, the date of the employee’s termination of employment with Buyer), Buyer shall provide or cause to be provided coverages under employee benefit plans maintained by Buyer that are in all respects identical to or more favorable than the coverages provided to those Transferred Employees under all Employee Benefit Plans maintained by the Seller immediately before the Closing Date. Nothing in this Agreement shall be construed as requiring the Buyer to continue the employment of any specific person. Notwithstanding the foregoing and subject to the provisions of Section 5.10 regarding Seller liability for the Seller Retention Obligations, Buyer shall be responsible for any severance pay or other liabilities as set forth in plans or policies (listed on Exhibit D) with respect to any Transferred Employee.
(b)    Buyer shall cause to be provided to each Transferred Employee credit for prior service with Seller for vesting and eligibility in any defined contribution pension plans maintained or provided by the Buyer in which such Transferred Employees are eligible to participate after the Closing Date and with respect to any waiting periods or eligibility for benefits under any employee benefit plan of Buyer; provided, however, that, except as expressly provided in this Section 6.04, such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.

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(c)    Commencing on the Closing Date and continuing through December 31, 2022, Buyer shall maintain a vacation policy with respect to each Transferred Employee and shall credit each such individual with all earned but unused vacation earned as of the Closing Date with respect to any period prior to the Closing Date, as determined under any and all of the Seller’s time off policies and which provides vacation and other time off benefits to Transferred Employees at least as favorable as Seller’s policies as of the Closing Date.

Section 6.05    Asset Sale Proceed Sharing.
(a)    From and after the Closing Date until December 31, 2022 (the “Asset Sale Period”), in the event, and in each instance, Buyer, the Companies, or any of their Affiliates, sell, convey or otherwise dispose of, including by operation of law or sale of stock or equity interest, any interest in the [REDACTED], in whole or in part, Buyer shall pay to Seller within thirty (30) calendar days of such sale or disposition the equivalent of fifteen percent (15%) of the cash proceeds, net of reasonable sales expenses, transfer taxes and any payments required under the [REDACTED], received by Buyer, the Companies, or their Affiliate(s) with respect to each such sale; provided, however, that [REDACTED] in no event shall Buyer be required to pay Seller in excess of Eight Million Dollars ($8,000,000.00) pursuant to this Section 6.05.
(b)    Seller and/or the Companies are currently pursuing or may pursue those certain business opportunities set forth in Section 6.05(b) of the Disclosure Schedules (collectively, the “Opportunities”). In the event, and in each instance, Buyer or the Companies close all or any part of the transactions contemplated by the Opportunities after the Closing Date, Buyer shall pay to Seller fifteen percent (15%) of any payments or monetary consideration received by Buyer or the Companies therefor at any time or from time to time, net of all Taxes, which payment shall be made to Seller within thirty (30) days of Buyer’s receipt of such payment or monetary consideration.

Section 6.06    Restricted Payments. During the period of time from and after the Closing until December 31, 2022, Buyer shall not, and shall not permit any of the Companies to, declare or make, or agree to pay or make, directly or indirectly, any dividends, distributions, or transfers of cash to the equity holders of the Companies without the prior written approval of Seller, which approval shall not be unreasonably withheld, delayed, or conditioned; provided, however, Buyer and the Companies may make dividends, distributions, or transfers of cash to the equity holders of the Buyer or Companies at any time prior to December 31, 2022 without the prior written approval of Seller if: (i) Buyer provides Seller with ten (10) Business Days’ advance written notice of such dividend, distribution, or transfer of cash and includes therein reasonable evidence that Buyer and the Companies have on an aggregate basis, and will have after the distribution, a minimum liquidity of [REDACTED], consisting of cash and/or undrawn and available capacity on a credit facility; or (ii) such distribution is necessary to cover income tax liability owed by Buyer or the Companies from the operation of the Company Assets.

Section 6.07    Insurance. From and after Closing, Buyer shall cause each Company to maintain, in full force and effect, at each Company’s sole expense, the types and amounts of insurance as may be necessary to protect Seller from claims under Workers’ Compensation acts

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and other employee benefit acts and from claims for damages because of bodily injury, including death, and from claims for damage to property that arise out of the conduct of each Company’s business by such Company or its contractors or subcontractors, including, without limitation, general liability, Workers’ Compensation, employer’s liability, commercial automobile, maritime/longshore, and umbrella/excess insurance coverage. Such insurance coverage shall include limits that are reasonable and customary in coal mining, transloading and dock operations, name each Seller as an additional insured, be primary and not contributory, and contain a waiver of subrogation in favor of each Seller.

Section 6.08    Exclusivity. From the date of this Agreement until the earlier of the Closing or the date this Agreement is terminated as provided herein, Seller shall not solicit, entertain or negotiate with any other Person for the sale, merger, acquisition, lease, or other disposition any of the Company Assets (other than as permitted in Section 5.02) or any equity interests of the Companies, either directly or indirectly, or consummate any such transaction.

Section 6.09    Dominion Terminal Throughput Agreement. [REDACTED]

Article VII
TERMINATION

Section 7.01    Termination. This Agreement may be validly terminated only as follows:
(a)    by the mutual written consent of the Parties at any time prior to the Closing;
(b)    by either Seller or Buyer, by written notice to the other Party, if the Closing shall not have occurred on or prior to December 31, 2020 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to any Party whose breach of any of its representations, warranties, covenants or agreements under this Agreement shall have been a material cause of, or resulted in, the failure of the Closing to occur on or before such date;
(c)    by either Seller or Buyer, if any Prohibitive Order permanently prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.01(c) shall not be available to any Party whose failure to fulfill any of its representations, warranties, covenants or agreements under this Agreement shall have been a material cause of, or resulted in, the occurrence of such Prohibitive Order;
(d)    by Buyer, by written notice to Seller, if Seller has breached or failed to perform any of its covenants or other agreements set forth in this Agreement or if any representation or warranty of Seller contained in this Agreement shall be or shall have become inaccurate, in either case (i) such that the conditions set forth in Section 2.01 or Section 2.02 would not be satisfied as of the time of such breach or failure or as of the time such representation or warranty was or shall have become inaccurate, and (ii) such breach or failure to perform or inaccuracy cannot be cured by Seller or, if capable of being cured, shall not have been cured within fifteen (15) days after

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receipt by Seller of notice in writing from Buyer, specifying the nature of such breach and requesting that it be cured, or Buyer shall not have received adequate assurance of a cure of such breach within such fifteen (15) day period; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if it is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would result in the closing conditions set forth in Section 2.01 or Section 2.03 (other than those conditions which by their terms cannot be satisfied until the Closing) not being satisfied;
(e)    by Seller, by written notice to Buyer, if Buyer has breached or failed to perform any of its covenants or other agreements set forth in this Agreement or if any representation or warranty of Buyer contained in this Agreement shall be or shall have become inaccurate, in either case (i) such that the conditions set forth in Section 2.01 or Section 2.03 cannot be satisfied and (ii) such breach or failure to perform or inaccuracy cannot be cured by Buyer or, if capable of being cured, shall not have been cured within fifteen (15) days after receipt by Buyer of notice in writing from Seller, specifying the nature of such breach and requesting that it be cured, or Seller shall not have received adequate assurance of a cure of such breach within such fifteen (15) day period; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 7.01(e) if Seller is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement that would result in the closing conditions set forth in Section 2.01 or Section 2.02 (other than those conditions which by their terms cannot be satisfied until the Closing) not being satisfied. Notwithstanding anything else herein to the contrary, Seller shall be under no obligation to close pursuant to this Agreement, nor to make any payment to Buyer, including but not limited to the Break-Up Fee under Section 7.03 of this Agreement, if Buyer’s representation in Section 4.08(b) of this Agreement is not true as of the Closing Date;
(f)    by Seller, if all of the conditions set forth in Section 2.01 and Section 2.02 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and Buyer fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.05; and
(g)    by Buyer, if all of the conditions set forth in Section 2.01 and Section 2.03 have been satisfied (other than those conditions that by their nature cannot be satisfied other than at the Closing) and Seller fails to consummate the transactions contemplated by this Agreement on the date the Closing should have occurred pursuant to Section 1.05.

Section 7.02    Effect of Termination.
(a)    In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall become void and have no further force and effect, and no Party (nor any of its Representatives or Affiliates) shall have any Liability to any other Person except as provided below in Section 7.03; provided that (i) the obligations of the Parties hereto contained in Section 5.01, this Section 7.02, Article XI and the Confidentiality Agreement shall survive the termination of this Agreement, (ii) Buyer’s indemnification obligations in Section 5.03 shall survive the termination of this Agreement, and (iii) nothing herein shall relieve any Party from any Liability or Damages to the extent that failure to satisfy the conditions of Article II results

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from a willful breach of any representation, warranty, covenant or agreement made by such Party.
(b)    In the event that this Agreement is terminated pursuant to Section 7.01, Buyer shall, as promptly as practicable and in no event later than three (3) Business Days following such termination, return to Seller or destroy, and will cause its Representatives to return to Seller or destroy, all of the documents and other materials received from the Companies, Seller or its respective Affiliates and/or Representatives relating to any of them or the transactions contemplated by this Agreement, whether so obtained before or after execution of this Agreement, and Buyer (or, if Buyer is not signatory thereto, its Affiliate signatory thereto) shall comply with all of its obligations under the Confidentiality Agreement.

Section 7.03    Termination Fee. In the event Buyer terminates this Agreement under Sections 7.01(b), 7.01(d) or 7.01(g), or Seller terminates this Agreement for any reason other than a failure by Buyer to perform its obligations hereunder (including without limitation, if Seller terminates this Agreement as a result of a failure of any of the conditions set forth in Sections 2.03(c), 2.03(d), 2.03(f) or 2.03(g) to be satisfied), Seller shall pay to Buyer a break-up fee of [REDACTED] (the “Break-Up Fee”), within five (5) Business Days from the date of the applicable termination notice.

Article VIII
INDEMNITY

Section 8.01    Seller’s Agreement to Indemnify. Upon the terms and subject to the conditions of this Article VIII, Seller shall, from and after the Closing, indemnify, defend and hold harmless Buyer and its Affiliates (and their respective directors, officers, managers, shareholders, members, managers, partners, employees, agents, attorneys and representatives) from and against any and all charges, dues, Taxes, fines, claims, Liabilities, losses, damages, payments, deficiencies, awards, settlements, assessments, judgments, fees, penalties, costs and expenses, including the reasonable fees and disbursements of counsel (collectively, “Damages”), which any of them shall incur, sustain or suffer and which relate to or arise, directly or indirectly, out of or in connection with (i) any breach or inaccuracy of any representation or warranty made by the Seller in this Agreement or in any Seller Ancillary Document (each such breach and inaccuracy, a “Seller Warranty Breach”), (ii) any breach, non-compliance, nonfulfillment or nonperformance by Seller of any covenant or agreement in this Agreement, (iii) any Tax Amount, (iv) any Buyer Tax Losses, (v) Closing Indebtedness, (vi) Excluded Liabilities, (vii) those Actions listed on Section 3.20(a) of the Disclosure Schedule, (viii) any Actions against the Companies filed after the date of this Agreement but prior to the Closing Date, (ix) any matter set forth on Section 8.01(ix) of the Disclosure Schedules, (x) Seller Retention Obligations, and (xi) any expenses of Seller related to the transaction contemplated by this Agreement that are incurred by the Companies (items (i)-(viii) collectively, “Buyer Claims”).

Section 8.02    Seller’s Limitation of Liability. Seller shall not be liable with respect to any Damages otherwise payable under Section 8.01(i) unless the aggregate amount of Damages with

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respect to all such Damages exceeds $[REDACTED] (the “Deductible”) and then only to the extent of such excess, after which time all Damages in excess of the Deductible shall be indemnifiable. Seller’s maximum Liability in the aggregate for all claims for indemnification for Seller Warranty Breaches shall not exceed $[REDACTED] (the “Cap”); provided, however, that the Cap shall not apply with respect to any Damages resulting from or arising out of fraud or willful misconduct (as determined by a court of competent jurisdiction).
Notwithstanding any other provisions in this Agreement, and in addition to any other limitations on Buyer’s rights to indemnification under this Agreement, Seller shall not be liable for Damages with respect to any Seller Warranty Breach to the extent such Damages: (i) are for the implementation of, or result from, any investigation, remediation, or other action at any Property not required by applicable Environmental Laws in effect on the Closing Date; (ii) arise out of any change in use of any Property from how such Property is used as of the Closing Date; (iii) are to implement investigation or remediation standards at any Property other than those applicable to such Property as used as of the Closing Date; or (iv) arise from any denial, modification, suspension, or change in status to any Permit Application or any other Permit, approval, or authorization needed to conduct mining operations and not caused by the actions or inactions of Seller or the Companies prior to Closing.

Section 8.03    Buyer’s Agreement to Indemnify. Upon the terms and subject to conditions of this Article VIII, from and after the Closing, Buyer and the Companies, jointly and severally, shall indemnify, defend and hold harmless Seller and its Affiliates (and their respective directors, officers, managers, shareholders, members, managers, partners, employees, agents, attorneys and representatives), from and against all Damages asserted against, resulting to, imposed upon or incurred by Seller or its Affiliates (or their respective directors and officers) and which relate to or arise, directly or indirectly, out of or in connection with (i) a breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (each such breach and inaccuracy, a “Buyer Warranty Breach”), (ii) non-fulfillment or nonperformance of any agreement or covenant of Buyer, (iii) the ownership or operation of the Companies or the Company Assets on and after the Closing Date, (iv) the Company Assets or (v) the Companies’ obligations under the New Coal Sales Agreement, or (vi) the Assumed Liabilities (items (i), (ii), (iii), (iv) and (v), collectively, “Seller Claims”).

Section 8.04    Buyer’s Limitation of Liability. Buyer shall not be liable with respect to any Damages otherwise payable under Section 8.03(i) unless the aggregate amount of Damages with respect to all such Damages exceeds the Deductible and then only to the extent of such excess, after which time all Damages in excess of the Deductible shall be indemnifiable. Buyer’s maximum Liability in the aggregate for all claims for indemnification for Buyer Warranty Breaches shall not exceed the Cap; provided, however, that the Cap shall not apply with respect to any Damages resulting from or arising out of fraud or willful misconduct (as determined by a court of competent jurisdiction).

Section 8.05    Procedures for Indemnification. If an indemnified party shall desire to assert any claim for indemnification provided for under this Article VIII other than a claim in respect of, arising out of or involving a Third-Party Claim, such indemnified party (the “Indemnified Party”)

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shall give prompt written notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any Action in respect of which indemnity may be sought and will provide such Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request; provided, that the failure to give such notification shall not affect the indemnification provided for hereunder except to the extent the Indemnifying Party shall have been materially prejudiced by such failure.

Section 8.06    Conditions of Indemnification with Respect to Third-Party Claims. The obligations and Liabilities of the Parties with respect to Buyer Claims and Seller Claims, respectively, which arise or result from claims for Damages made by third parties (“Third-Party Claims”) shall be subject to the following terms and conditions:
(a)    The Indemnified Party will give the Indemnifying Party prompt notice of any such Third-Party Claim, setting forth therein in reasonable detail the basis for such Third-Party Claim (and will provide such Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request), and the Indemnifying Party shall have the right to undertake the defense thereof by counsel chosen by it and reasonably satisfactory to the Indemnified Party; provided, that failure to provide such prompt notice shall not affect the Indemnifying Party’s obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure; and provided, further, that the Indemnified Party will reasonably cooperate with the Indemnifying Party in defending such Third-Party Claim. If the Indemnifying Party undertakes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.
(b)    If the Indemnifying Party, within a reasonable time after notice of any such Third-Party Claim, fails to defend the Indemnified Party against which such Third-Party Claim has been asserted, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Third-Party Claim for the account and risk of the Indemnifying Party; provided, that the Indemnified Party shall not settle or compromise such Third-Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed; and
(c)    Any provision in this Article VIII to the contrary notwithstanding, (A) if (i) there is a reasonable probability that a Third-Party Claim may materially and adversely affect the Indemnified Party, (ii) the Third-Party claim involves criminal Liability or (iii) the Third-Party Claim involves a dispute with a Governmental Body, the Indemnified Party shall have the absolute right, at its own cost and expense, to defend, compromise or settle such Third-Party Claim; provided, however, that if such Third-Party Claim is settled without the Indemnifying Party’s consent, the Indemnified Party shall be deemed to have waived all rights hereunder against the Indemnifying Party for Damages arising out of such Third-Party Claim; and (B) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment which (i) does not

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include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all Liability in respect to such Third-Party Claim or (ii) subjects the Indemnified Party to any injunctive relief or other equitable remedy.

Section 8.07    Limitation on Damages.
(a)    Any indemnification payable pursuant to this Article VIII shall be net of:
(i)    any amounts actually received (after deducting related costs and expenses) by the Indemnified Party for the Damages for which such indemnification payment is made, under any warranty or indemnity from any third party and under applicable insurance policies; and
(ii)    any Tax benefits in excess of Tax detriments actually recognized by the Indemnified Party arising from the incurrence or payment of any such Damages in the taxable year such Damage arises or the succeeding taxable year (calculated on a with or without basis) to the extent such Tax benefits arise from the deductibility of any such Damages. If the Indemnified Party actually recognizes a Tax benefit arising from the incurrence or payment of any such Damages in the taxable year of such Damage or the succeeding taxable year subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any such indemnification payment made up to the amount received by the Indemnified Party, net of any expenses (including Taxes) or Tax detriment reasonably incurred by such Indemnified Party in collecting such amount.
(b)    If the Indemnified Party determines not to pursue any such recovery, the Indemnified Party shall promptly so notify the Indemnifying Party, and the Indemnifying Party (in its name or in the name of the Indemnified Party) shall be entitled to pursue such recovery directly and the Indemnified Party shall use reasonable efforts to cooperate with the Indemnifying Party in its pursuit of such recovery (including the assignment by the Indemnified Party to the Indemnifying Party of any rights to proceed against the applicable third party), provided, that (x) such recovery shall not unreasonably interfere with the operation of the business of the Indemnified Party and (y) the Indemnifying Party shall defend, indemnify and hold harmless the Indemnified Party from and against, and shall pay or reimburse the Indemnified Party for, any Damages which it may incur or to which it may be subjected, resulting from or arising out of or otherwise based upon the Indemnifying Party’s efforts to pursue any such recovery.
(c)    The Indemnifying Party shall not be liable under this Article VIII for any special, punitive, indirect or consequential Damages or Damages arising from or relating to lost profits or diminution in value other than any such Damages recoverable by a third party pursuant to a Third-Party Claim.
(d)    If the Indemnified Party shall have received the payment required by this Agreement from the Indemnifying Party in respect of Damages and shall subsequently receive amounts recoverable under clauses (i) or (ii) of Section 8.06(a), then the Indemnified Party shall promptly

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repay to the Indemnifying Party a sum equal to the amount of such amounts actually received under clauses (i) or (ii) of Section 8.06(a).

Section 8.08    Sole Remedy. Except as specifically set forth in this Agreement, Buyer waives any rights and claims Buyer and its Affiliates may have against Seller and its Affiliates, whether in law or in equity, relating to the Company Assets, the Assumed Liabilities, the Companies or any of their assets, business or operations, any pending Permit Applications, or the transactions contemplated hereby, and Seller waives any such rights and claims Seller and its Affiliates may have against Buyer and its Affiliates and the Companies (following the consummation of the transactions contemplated hereby). The rights and claims waived hereby include claims for contribution, cost recovery, natural resources Damages, or other rights of recovery arising out of or relating to any Environmental Laws, claims for breach of Contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, this Article VIII will provide the exclusive monetary remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, it is understood that nothing herein shall prohibit any Party hereto from exercising its rights to seek Damages for claims based on fraud or willful misconduct or claims seeking specific performance, injunction or equitable relief with respect to a breach of covenant or agreement under this Agreement.

Section 8.09    Tax Treatment. The amount of any payments made pursuant to this Article VIII shall be treated by Buyer and Seller and their respective Affiliates as adjustments to the Closing Cash for all Tax purposes, except to the extent that a contrary treatment is required by Applicable Law. Provided further that Seller in no event shall be liable to indemnify or reimburse for any adjustment to the basis of any asset as a result of an adjustment to the Closing Cash under this Section 8.09.

Section 8.10    Mitigation. Each of the Parties hereto agrees to use its commercially reasonable best efforts to mitigate its respective Damages upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Damages that are indemnifiable hereunder.

Article IX
ADDITIONAL COVENANTS AND AGREEMENTS

Section 9.01    Survival. Except for the representations and warranties set forth in Sections 3.01 through 3.06, Section 3.11 Tax Matters, Section 3.12 Employee Benefits and Sections 4.01 through 4.03 (the “Fundamental Representations”), the representations and warranties contained in Article III and Article IV and any certificate delivered pursuant to this Agreement shall survive the Closing, irrespective of any facts known to any Indemnified Party at or prior to the Closing or any investigation made by or on behalf of any Indemnified Party, for a period of eighteen 18 months following the Closing Date. Covenants shall survive for the applicable statute of limitations unless a shorter period is expressly set forth herein. The Fundamental Representations

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shall survive indefinitely. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a Party hereto to another Party hereto in accordance with Section 8.04, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved. Notwithstanding anything to the contrary herein, the rights of Indemnified Parties to make claims for indemnification or reimbursement based upon any covenant to be performed or complied with after the Closing Date will survive indefinitely or for the period explicitly specified therein.
Notwithstanding the foregoing, the agreements and covenants set forth in this Article IX, Section 1.03, Section 5.04(c), Section 5.06, Section 5.09, Article VIII and Article XI shall survive in accordance with the terms thereof.

Section 9.02    Further Assurances. Subject to Section 5.04, from time to time, as and when requested by any Party hereto and at such requesting Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement. Without limiting the foregoing, Seller shall cause the Reorganization to occur in all material respects on or prior to the Closing. From and after the Closing Seller shall take any actions required to finalize the Reorganization as contemplated in this Agreement, and the Companies shall reasonably cooperate with Seller with such activities at Seller’s sole cost and expense. In the event any asset or property which, prior to the completion of the Reorganization, constituted an Excluded Asset shall have been transferred, assigned, delivered or conveyed to or otherwise retained by any Company, then, at the request of Seller, such asset or property shall be promptly transferred, assigned, and conveyed to Seller or its designee. Until such asset or property is transferred, assigned or conveyed to Seller or its designee, such Company shall, at the request of Seller, (i) maintain and operate such asset or property at Seller’s sole cost and expense, and/or (ii) use commercially reasonable efforts to make the benefits of such asset or property available to Seller by mutually agreeable arrangement; provided, however, that no action will be required or permitted in violation of any underlying agreement(s) affecting such asset or property.

Article X
DEFINITIONS

Section 10.01    Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:
“Accounts Payable” has the meaning set forth in Section 1.04(g).
“Action” means any action, claim, demand, suit, proceeding (other than Permit Proceedings), arbitration, grievance, citation, summons, subpoena, hearing, inquiry or investigation, whether civil, criminal, regulatory or otherwise, and whether in law or in equity.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition,

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“controlling,” “controlled” and “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise, provided that each Company shall not be considered an “Affiliate” of Seller from and after the Closing. For the avoidance of doubt, designating a Person an “Affiliate” for purposes of this Agreement does not mean that the Person exercises that degree of ownership, control, or management sufficient to give rise to any potential Liability under any Environmental Law.
“Agreement” has the meaning set forth in the preamble.
“Applicable Laws” means all applicable federal, state, local, municipal, or foreign constitutions, laws (including common law), statutes, treaties, rules, regulations, ordinances, directives, judgments, Orders (judicial or administrative), decrees, injunctions and writs of any Governmental Body or any similar provisions having the force or effect of law.
“Asset Sale Period” has the meaning set forth in Section 6.05(a).
“Assumed Liabilities” has the meaning set forth in Section 1.03.
“AVS” means the Applicant Violator System established by the Office of Surface Mining, Department of the Interior, pursuant to the Federal Surface Mining, Control and Reclamation Act.
“Balance Sheet” has the meaning set forth in Section 3.06(a).
“Black Lung Liabilities” means any Liability or benefit obligations related to black lung claims and benefits under the Black Lung Benefits Act of 1972, 30 U.S.C. Sections 901 et seq., the Federal Mine Safety and Health Act of 1977, 30 U.S.C. Sections 801 et seq., the Black Lung Benefits Reform Act of 1977, Pub. L. No. 95-239, 92 Stat. 95 (1978), or the Black Lung Benefits Amendments of 1981, Pub. L. No. 97-119, Title II, 95 Stat. 1643, in each case as amended, if applicable, and occupational pneumoconiosis, silicosis or other lung disease liabilities and benefits arising under state law or regulation, including 77 Pa. Stat. § 1, et seq. or any other federal law or regulation now or hereafter in existence.
“Break-Up Fee” has the meaning set forth in Section 7.03.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.
“Buyer” has the meaning set forth in the preamble.
“Buyer Claims” has the meaning set forth in Section 8.01.
“Buyer Material Adverse Effect” has the meaning set forth in Section 4.01.
“Buyer Prepared Returns” has the meaning set forth in Section 5.06(e).

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“Buyer Tax Losses” means, without duplication, (i) all Indemnified Taxes and (ii) all costs and expenses of preparing Company Prepared Returns and (iii) all costs and expenses of contesting any audit or other Action that would result in the imposition of an Indemnified Tax.
“Buyer Warranty Breach” has the meaning set forth in Section 8.03.
“Cap” has the meaning set forth in Section 8.02.
“CBM Wells” has the meaning set forth in Section 3.07(b).
“Closing” has the meaning set forth in Section 1.05.
“Closing Cash” has the meaning set forth in Section 1.02.
“Closing Date” has the meaning set forth in Section 1.05.
“Closing Indebtedness” means the Indebtedness as of immediately prior to the Closing.
“Coal Mining Area” means those properties, as of the date of this Agreement, on which a Company plans to mine the Pittsburgh No. 8 Seam of coal using long-wall mining methods as described in and shown on the map attached in Section 3.08(e-1) of the Disclosure Schedules.
“Coal Sales Agreements” means all Contracts for the sale of coal related to the Company Assets, which Coal Sales Agreements are set forth on Exhibit I.
“Coal Sales Agency Agreement” means that certain [REDACTED].
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” and “Companies” have the meaning set forth in the recitals.
“Company Assets” means all assets of the Companies as of the Closing Date, including the Company Owned Properties and the Company Leased Properties and Equipment and Facilities.
“Company Bonds” has the meaning set forth in Section 3.19(c).
“Company Coal Out Leased Properties” means those certain leases set forth in Section 3.08(b-1) of the Disclosure Schedules.
“Company Lease” means the coal leases to one or more of the Companies which, in each case, are used or held for use in the conduct of the business of the Companies as it is currently conducted. Company Leased Properties are described in Section 3.08(b) of the Disclosure Schedules.
“Company Lease Assignment and Assumption Agreements” has the meaning set forth in Section 5.08.

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“Company Leased Properties List” has the meaning set forth in Section 3.08(b).
“Company Leased Surface Properties” means the property rights held by one or more of the Companies, in each case, used or held for use in the conduct of the business of the Companies as it is currently conducted, by way of the Instruments set forth in Section 3.08(c) of the Disclosure Schedules.
“Company Owned Properties” means the real property and interests in real property currently owned by one or more of the Companies, and the real property or material interests in real property currently owned by Seller or its Affiliates (other than the Companies) that will be conveyed to one or more of the Companies prior to Closing, that, in each case, are used or held for use in the conduct of the business of the Companies as it is currently conducted, which readily identifiable Company Owned Properties are described in Section 3.08(a) of the Disclosure Schedules in pertinent part.
“Company Owned Properties List” has the meaning set forth in Section 3.08(a).
“Company Owned Property Deeds” has the meaning set forth in Section 5.08.
“Company Permits” means all currently issued mining Permits held by the Companies related to the Company Assets, as more particularly set forth on Exhibit J attached hereto.
“Company Prepared Returns” has the meaning set forth in Section 5.06(e).
“Confidentiality Agreement” has the meaning set forth in Section 5.01.
“Consent” has the meaning set forth in Section 3.03(b).
“Consent Decrees” means all consent decrees and similar orders to which Seller or any Company is a party, including those set forth on Exhibit K.
“[REDACTED]” has the meaning set forth in Section 5.07(e).
“Contract” means any contract, agreement, lease, license, commitment, understanding, arrangement, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, including any master contract and related purchase orders, whether written or oral.
“Contura Energy” has the meaning set forth in the preamble
“Contura Guaranty” has the meaning set forth in Section 3.10(a)(iv).
“Contura Mining” has the meaning set forth in the preamble.
“Conventional Wells” has the meaning set forth in Section 3.07(b).
“Cumberland” has the meaning set forth in the recitals.

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“Damages” has the meaning set forth in Section 8.01.
“Deductible” has the meaning set forth in Section 8.02.
“DEP” has the meaning set forth in Section 5.07(g).
“DEP License” has the meaning set forth in Section 5.07(g).
“Disclosure Schedules” has the meaning set forth in Article III.
“DTA” has the meaning set forth in Section 6.09.
“DTA Terminal” has the meaning set forth in Section 6.09.
“DTA Throughput Agreement” has the meaning set forth in Section 6.09.
“[REDACTED]” has the meaning set forth in Section 5.07(e).
“Emerald” has the meaning set forth in the recitals.
“Employee Benefit Plan” means each employee benefit plan as defined in Section 3(3) of ERISA (regardless of whether such plan is subject to ERISA) and each other plan, fund, program, agreement or arrangement which provides employee benefits to or for the remuneration, direct or indirect, of employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees, which is (i) sponsored, maintained, contributed to or required to be contributed to by the Companies and (ii) with respect to which the Companies have or may have any Liability (including by reason of having an ERISA Affiliate).
“Environmental Claim” means any written or oral notice, claim, demand, or other communication alleging or asserting Liability for investigatory costs, reclamation costs, cleanup costs, response costs, Damages to natural resources or other property, personal injuries, fines, or penalties arising out of, based on, or resulting from the presence, release, or threatened release of any Hazardous Material or contamination into the environment at any location, or circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws. Environmental Claim shall include any claim by any Governmental Body for enforcement, cleanup, removal, response, remedial, or other actions or Damages pursuant to any Environmental Laws and any claim by any third party seeking Damages, contribution, indemnification, cost recovery, compensation, or injunctive relief resulting from the presence of a Hazardous Material or pollution, or arising from alleged injury or threat of injury, to health, safety, or the environment.
“Environmental Laws” means all Applicable Laws concerning pollution or protection of the environment, including for the avoidance of doubt the federal Surface Mining Control and Reclamation Act, as amended and all analogous state statutes, including the Mining Subsidence Act, and all implementing regulations, and all Applicable Laws relating to the generation, handling, transportation, treatment, storage, disposal, labeling, discharge, release, or cleanup of

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any Hazardous Material, including the Comprehensive Environmental Response Compensation and Liability Act, Resource Conservation and Recovery Act, Federal Water Pollution Control Act, and National Environmental Policy Act, all as amended and all analogous state statutes and implementing regulations.
“Environmental Liabilities” means any Liability under Environmental Laws.
“Equipment and Facilities” has the meaning set forth in Section 3.07(a).
“ERISA” means the Employment Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person that is treated as a single employer together with the Companies under Section 414 of the Code.
“Excluded Assets” means (a) all Company Assets related to the Freeport Reserves, including those Company Assets set forth on Exhibit L; (b) the Coal Sales Agency Agreement and the Shared Corporate Services Agreement; (c) all accounts receivable and other receivables as of the Closing Date; (d) provided that the Companies have the originals or also have copies, copies, whether in hard copy or computer format, of all books, records, personnel files, minute books, and other files and papers of the Companies; (e) utility deposits, including the [REDACTED] and the [REDACTED]; (f) any and all amounts prepaid by the Companies, including prepaid bond premiums, but excluding prepaid Taxes and any recoupable balances under the Company Leases; (g) all cash and cash equivalents, including, but not limited to, treasury bills collateralizing Workers’ Compensation obligations; (h) all insurance policies (or rights to refunds or rebates or other rights thereunder); (i) all communications among personnel of Company and its Affiliates with respect to the transactions contemplated herein and all communications between a Company and its Affiliates on the one hand, and its counsel, on the other hand; (j) all rights of Seller arising under this Agreement or the transactions contemplated hereby; (k) the rights of a Company or the Companies under any Sourcing Contract that is not held exclusively by a Company or the Companies, but is held jointly by any of the Companies together with Seller or an Affiliate of Seller; (l) any Contract that requires a Consent that is not obtained on or prior to the Closing Date; and (m) those assets and property set forth on Exhibit M.
“Excluded Liabilities” has the meaning set forth in Section 1.04.
“Existing Orders” has the meaning set forth in Section 1.06(c).
“Final Inventory Overage” has the meaning set forth in Section 1.06(b)(i).
“Final Inventory Underage” has the meaning set forth in Section 1.06(b)(ii).
“Financial Liens” mean any mortgages, deeds of trust, security agreements, or UCC Financial Statements against the Company Owned Properties or the Company Leased Properties or Company Assets.
“Financial Statements” has the meaning set forth in Section 3.06(a).

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“FLSA” has the meaning set forth in Section 3.14(a)(vii).
“Freeport Reserves” means the Freeport coal seam reserves in and underlying the real property and interests in real property described on Exhibit L.
“Fundamental Representations” has the meaning set forth in Section 9.01.
“GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement, applied in a manner consistent throughout the periods involved.
“Governmental Body” means any federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing, provided that Governmental Body shall not include any tribal authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any tribal authority.
“Hazardous Materials” means any wastes, substances, radiation, compound or materials (whether solids, liquids or gases) that are listed, regulated or defined under any Environmental Law as hazardous, toxic, carcinogenic, a pollutant, a contaminant or words of similar meaning or effect, including “hazardous substances” listed under CERCLA, petroleum or any derivatives thereof, urea formaldehyde foam insulation, toxic mold, polychlorinated biphenyls, asbestos in any form or condition and per- and polyfluoroalkyl substances.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, without duplication, all indebtedness of the Companies, whether secured or unsecured, including (i) all indebtedness of the Companies for money borrowed from a lender; (ii) indebtedness of the Companies for the deferred purchase price of property or services represented by a note, earn-out or contingent purchase payment (in each case, other than trade payables); (iii) all indebtedness of the Companies secured by a mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien or mortgage; (iv) that portion of obligations with respect to capital leases that is properly classified as a Liability on a balance sheet in conformity with GAAP; (v) any Liability of the Companies in respect of banker’s acceptances or letters of credit; (vi) notes payable and agreements representing extensions of credit whether or not representing obligations for borrowed money; (vii) all guarantees or similar agreements pursuant to which Companies have agreed to be responsible for the indebtedness of another Person; (viii) (A) all deferred compensation and supplemental retirement obligations (including all payment obligations and unfunded benefit obligations under any non-qualified deferred compensation plan of the Companies or non-qualified supplemental retirement agreement with any current or former executive, employee or other service provider), (B) all severance payments or other similar obligations relating to the termination of any former employees, (C) all employer contributions due (or that may become due) under the Company 401(k) Plan for all periods prior to the Closing Date, including employer matching and profit-sharing contributions in the amounts consistent with past practice, and (D) with respect to each

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of the obligations described in the foregoing clauses (A) through (C), the employer portion of any payroll, social security, unemployment or similar Taxes imposed in connection with the payment of such obligations; (ix) any obligations under any interest rate swap agreements; (x) all long-term customer accrued rebates; and (xi) all interest, any premiums payable or any other costs, fees or charges (including any prepayment penalties or “breakage” costs) on any instruments or obligations described in clauses (i) through (x) hereof, all as the same may be payable upon the complete and final payoff thereof, regardless of whether such payoff occurs prior to, simultaneous with or following the Closing.
“Indemnified Guarantees” has the meaning set forth in Section 5.07(b).
“Indemnified Party” has the meaning set forth in Section 8.05.
“Indemnified Taxes” (and the correlative meaning “Indemnified Tax”) means, without duplication, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a Tax sharing agreement entered (or assumed) by the Companies on or prior to the Closing, in connection with the filing of a Tax Return, as a result of an assessment or adjustment by any Taxing Authority, by means of withholding or for any other reason and whether disputed or not):
(i)    all Taxes of the Companies (other than Transfer Taxes) for (or as provided in Section 5.06(e) attributable to) any Pre-Closing Period (or portion of any Straddle Period ending on the Closing Date);
(ii)    all Taxes resulting from a breach of a representation or warranty contained in Section 3.11 or Section 3.12; or
(iii)    all Taxes imposed as a result of any loss, reduction, disallowance, or unavailability (in whole or in part) of any refund (whether as cash or a credit or offset against Taxes otherwise payable) that was received by the Companies on or before the Closing Date.
“Indemnifying Party” has the meaning set forth in Section 8.05.
“Initial Termination Date” has the meaning set forth in Section 7.01(b).
“Intellectual Property” means intellectual property including (i) patents, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, business names and Internet domain names, and all goodwill associated therewith, (iii) copyrighted works and copyrights, (iv) trade secrets and know-how, and (v) as applicable, all registrations, applications, renewals, divisions, continuations, continuations-in-part, re-issues, re-examinations and foreign counterparts for any of the foregoing.
“Inventory” has the meaning set forth in Section 1.06(a).
“IRS” has the meaning set forth in Section 3.12(a).

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“Legacy Bonds” has the meaning set forth in Section 5.13.
“Liability” means any liability, obligation or commitment, whether fixed or unfixed, matured or unmatured, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, due or to become due, choate or inchoate, liquidated or unliquidated or secured or unsecured.
“Lien” means any lien, mortgage, deed of trust, deed to secure debt, security interest, pledge, deposit, charge or encumbrance, or other similar restriction.
“Longwall Equipment” means any equipment owned or leased by the Companies as of the Closing Date and used, or primarily held for use, in the longwall mining operations of the Companies, including those items of equipment set forth on Exhibit N, but excluding replacements, additions or new equipment purchased by the Companies after the Closing Date.
“Material Adverse Effect” means any change, effect, occurrence, state of facts or development that, along, or together with any other change, effect, event, occurrence, state of facts or development, has had, or would reasonably be expected to have, a material adverse effect on (a) the financial condition, business or results of operations of the Companies and the Company Assets, taken as a whole or (b) would, or would reasonably be expected to, prevent or materially impair the ability of Seller to consummate the transactions contemplated by this Agreement; provided that the term “Material Adverse Effect” shall not include any change, effect, event, occurrence, state of facts or development relating to or arising from (i) the United States or foreign economic, financial or geopolitical conditions or events in general, (ii) changes in global or domestic commodity prices, (iii) changes in the financial or capital markets or changes in interest rates, (iv) changes in Applicable Law, regulations or standards affecting the Companies and their clients and customers or the Company Assets, or changes in GAAP, (v) changes in the coal industry in general, (vi) seasonal fluctuations in the business of the Companies, (vii) military conflicts or acts of foreign or domestic terrorism, (viii) the process leading to and the execution or announcement of this Agreement, (ix) any actions taken by, or at the written request of, Buyer or its Affiliates after the date of this Agreement and on or prior to the Closing Date that relate to, or affect, the business of the Companies or the Company Assets or (x) compliance by the Companies or the Seller with the terms of this Agreement, except in the case of clauses (i), (ii), (iii) and (iv), to the extent such change, effect, event, occurrence, state of facts or development arising therefrom or related thereto has a materially disproportionate adverse effect on the Companies as compared to other Persons engaged in the coal industry.
“Material Contracts” has the meaning set forth in Section 3.10(a).
“Maxxim Employees” has the meaning set forth in Section 3.13(d).
“Minimum Inventory Amount” has the meaning set forth in Section 1.06(a).
“Mining Subsidence Act” means the Bituminous Mine Subsidence and Land Conservation Act, 52 P.S. §§ 1406.1-1406.21.

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“New Coal Sales Agreement” has the meaning set forth in Section 5.04(c).
“NOV” means a written notice issued by any Governmental Body advising or alleging that a Company has violated any Applicable Law, including any Environmental Law.
“Opportunities” has the meaning set forth in Section 6.05(b).
“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.
“Ordinary Course of Business” or “Ordinary Course” means, with respect to each Company, the ordinary and usual course of day-to-day operations of the business of such Company, consistent with past custom and practice (including with respect to quantity and frequency) and all Applicable Laws.
“PA Land” has the meaning set forth in the recitals.
“Party” and “Parties” have the meaning set forth in the preamble.
“Permit” means any license, permit, franchise, certificate of authority, or Order, or any waiver of the forgoing, issued by any Governmental Body, including (without limitation) the Company Permits, as well as those permits, authorizations, or approvals necessary to conduct mining operations.
“Permit Application” means any application submitted to any Governmental Body for the purpose of obtaining a Permit.
“Permit Proceedings” mean the Governmental Body processes, steps, applications, submissions, analysis, review, deficiencies, suspensions, expirations, preliminary or intermediate determinations, drafts, public review or comment, responses, or other similar measures or actions undertaken by a Governmental Body to issue, deny, modify or otherwise address a Permit or Permit Application.
“Permitted Liens” means (i) Liens imposed by law, including mechanics’, carriers’, workmen’s, repairmen’s or other like Liens, in each case, that secure the payment of expenses that were incurred incidental to maintenance, development, production or operation of the applicable Company Asset, to the extent such expenses are not yet delinquent or, if delinquent, are being contested in good faith, (ii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the Ordinary Course of Business, (iii) Liens for Taxes, assessments, governmental charges or levies that are not due or delinquent or that may thereafter be paid without penalty or that are being contested in good faith by appropriate Actions, (iv) Liens affecting the interest of the lessor in any Company Leased Properties or arising under original purchase price conditional sales Contracts, (v) the Company Coal Out Lease Properties and non-material out-leases, subleases, and oil and gas leases of record, (vi) any conditions that may be shown by a current, accurate survey or physical inspection of any Property, (vii) (1) zoning, building and other similar restrictions, (2) Liens that

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have been placed by any developer, landlord or other third party on any Company Owned Property over which the Companies or Seller have easement rights or on any Company Leased Property and subordination or similar agreements relating thereto, (viii) Liens that will be released at or before Closing; (ix) Liens set forth in Exhibit O; and (x) (1) surface leases, easements, covenants, rights-of-way and other similar restrictions of record, (2) unrecorded easements, covenants, rights-of-way, and (3) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Companies, taken as a whole, as presently conducted in the Ordinary Course. Permitted Liens does not include the Financial Liens.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Body or any department, agency or political subdivision thereof.
“Post-Closing Period” means all taxable years or other taxable periods that end after the Closing Date and, with respect to any Straddle Period, the portion of such period beginning on the Closing Date.
“Pre-Closing Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such period ending before the Closing Date.
“Prohibitive Order” has the meaning set forth in Section 2.01(a).
“Property” means a Company Owned Property or a Company Leased Property.
“Property Taxes” has the meaning set forth in Section 5.06(c).
“Releases” has the meaning set forth in Section 2.02(i).
“Reorganization” has the meaning set forth in the Recitals.
“Replacement Bonds” has the meaning set forth in Section 5.07(f).
“Representatives” means the Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents of each of the Parties.
“Resources” has the meaning set forth in the Recitals.
“Retained Employee Transfer” has the meaning set forth in Section 3.13(c).
“Retained Employees” has the meaning set forth in Section 3.13(c).
“Retention Agreement” means the form of agreement set forth as Exhibit P, which is representative of the Seller Retention Obligations.

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“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the preamble.
“Seller Ancillary Documents” has the meaning set forth in Section 3.02.
“Seller Claims” has the meaning set forth in Section 8.03.
“Seller Retention Obligations” means all Liabilities under all retention agreements with non-union salaried employees of the Companies existing as of the date of this Agreement, including under the Retention Agreements as set forth on Section 3.10(a)(xiv) of the Disclosure Schedules.
“Seller Warranty Breach” has the meaning set forth in Section 8.01.
“Seller’s Knowledge” means the actual knowledge, after reasonable independent investigation, of Andy Eidson, Jason Whitehead, Shelley Surles, Macs Hall, and Jeff Gillenwater.
“Shared Corporate Services Agreement” means [REDACTED].
“Sourcing Contract” has the meaning set forth in Section 3.10(a)(xiii).
“Straddle Period” means any taxable year or other taxable period beginning before and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.
“Substituted Guarantees” has the meaning set forth in Section 5.07(d).
“Surety Bond Cash Collateral” has the meaning set forth in Section 1.02.
“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any net or gross income, net or gross receipts, net or gross proceeds, capital gains, capital stock, sales,

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use, transfer, premium, ad valorem, value added, franchise, profits, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, fuel, interest equalization, registration, recording, occupation, turnover, personal property (tangible and intangible), real property, unclaimed or abandoned property, alternative or add-on, windfall or excess profits, environmental, social security, disability, unemployment or other tax or customs duties or amount imposed by (or otherwise payable to) any Taxing Authority, or any interest, penalties or additions thereto or additional amounts assessed, imposed, or otherwise due and payable under Applicable Laws with respect to taxes, in each case, whether disputed or not.
“Tax Amount” means the amount of unpaid (i) income Taxes of the Companies for any Pre-Closing Period (or portion of any Straddle Period ending on the Closing Date) and (ii) non-income Taxes of the Companies (other than Transfer Taxes or Taxes included in Indebtedness) for any Pre-Closing Period (or portion of any Straddle Period ending on the Closing Date). For avoidance of doubt, the amounts referred to in (i) shall be computed on a jurisdiction by jurisdiction basis.
“Tax Contest” has the meaning set forth in Section 5.06(g)(ii).
“Tax Refund” has the meaning set forth in Section 5.06(i).
“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Taxing Authority” means any Governmental Body responsible for the administration, assessment or collection of any Taxes.
“Terminal” has the meaning set forth in the recitals.
“Termination Date” has the meaning set forth in Section 7.01(b).
“Third-Party Claims” has the meaning set forth in Section 8.05.
“Total Maximum Daily Load” has the meaning set forth in 40 C.F.R. § 130.2(i).
“Transfer Taxes” has the meaning set forth in Section 5.06(b).
“Transferred Employees” has the meaning set forth in Section 3.13(f).
“Transferred Salaried Employees” has the meaning set forth in Section 3.13(e).
“UMWA Agreements” means those certain labor agreements to which a Company and/or Seller and or its Affiliates are bound with regard to the collective bargaining of union employees employed at the Company Owned Properties or Company Leased Properties which have been provided to Buyer and are listed on Section 3.10(a)(i) of the Disclosure Schedules.

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“Units” has the meaning set forth in the recitals.
“[REDACTED]” has the meaning set forth in Section 5.07(e).
“WARN Act” has the meaning set forth in Section 3.14(b).
“Western Reserves” means all real property or interests in real property located within the boundary designated as “Western Reserves” on the map attached hereto as Exhibit Q that are currently owned or held by, or leased to, one or more of the Companies or that will be owned or held by, or leased to, one or more of the Companies as of Closing.
“Workers’ Compensation Liabilities” means any Liabilities which are or may be imposed upon an employer (or its Affiliates) under any laws due to an employee claiming or having suffered or incurred any accident, injury, disease, exposure, illness, disability or other adverse mental or physical condition, including those Liabilities arising out of an employee’s and his or her beneficiaries’ rights under (a) the Long Shore and Harbor Workers’ Compensation Act (33 U.S.C. Sections 901 et seq.), or (b) Pennsylvania Workers’ Compensation Act.

Section 10.02    Other Definitional Provisions. All references in this Agreement to Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Disclosure Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.
(a)    Exhibits and Disclosure Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.
(b)    The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation.
(c)    All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.
(d)    Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

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Article XI
MISCELLANEOUS

Section 11.01    Press Releases and Communications. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, clients or suppliers of the Companies, shall be issued or made by any Party hereto without the written approval of each of the Parties, unless required by law (in the reasonable opinion of counsel) in which case the Parties shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, that the foregoing shall not restrict or prohibit the Companies and any of their Affiliates, including their corporate parent, from (i) making any announcement to its employees, customers and other business relations to the extent the Companies or such other party reasonably determines in good faith that such announcement is necessary or advisable; and (ii) publicly or privately responding to inquiries from the investment community (including public and private institutions seeking information relevant to the investment community) concerning this Agreement and the transactions contemplated herein in a manner not inconsistent with applicable rules and regulations of the Securities Exchange Commission, which response may include, but is not limited to, press releases, public announcements and the like. Notwithstanding anything contained herein to the contrary, in no event shall Buyer or, after the Closing, the Companies have any right to use Seller’s or any of its Affiliates’ (other than the Companies’) name or mark (including the names and marks that are the subject of Section 5.09), or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or communication without the express written consent of Seller.

Section 11.02    Expenses. Whether or not the Closing takes place, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense.

Section 11.03    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, (ii) when transmitted via telecopy (or other electronic or facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (iii) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:
Notices to Buyer:
Notices to Buyer:
Iron Senergy Holding LLC

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Attn: Chief Executive Officer
[REDACTED]
Email:  [REDACTED]

With a copy to:

Bowles Rice LLP
[REDACTED]
Email: [REDACTED]

Notices to Seller:
Contura Energy, LLC
Attn: Chief Financial Officer
[REDACTED]
Email: [REDACTED]

With a copy to:

Contura Energy Services, LLC
Attn: Executive Vice-President, Secretary & General Counsel
[REDACTED]
Email: [REDACTED]

Section 11.04    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party hereto without the prior written consent of the other Party hereto. No assignment permitted under this Section 11.04 shall relieve the assigning Party of any of its obligations hereunder. Notwithstanding the foregoing, after the Closing, Seller may assign this Agreement to any of its beneficial owners or successors by operation of law.

Section 11.05    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the Parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the Parties to the maximum extent permitted by Applicable Law.

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Section 11.06    No Strict Construction; Disclosure Schedules. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The Disclosure Schedules to this Agreement have been arranged for purposes of convenience in separately titled sections corresponding to sections of this Agreement; provided, however, that each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent such disclosure and the applicability of such information is readily apparent on its face. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. If a subject matter is addressed in more than one representation and warranty, Buyer shall be entitled to rely only on the most specific representation and warranty addressing such matter. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any Disclosure Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of law or breach of Contract).

Section 11.07    Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Parties. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

Section 11.08    Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the Parties hereto and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

Section 11.09    Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

Section 11.10    Governing Law. This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement, the relationship of the Parties, the transactions leading to this Agreement or contemplated hereby, and/or the interpretation and

    Execution Version
enforcement of the rights and duties of the Parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the Commonwealth of Pennsylvania applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.

Section 11.11    CONSENT TO JURISDICTION AND SERVICE OF PROCESS. ANY LEGAL ACTION, SUIT OR PROCEEDING ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, THE TRANSACTIONS LEADING TO THIS AGREEMENT OR CONTEMPLATED HEREBY, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER OR RELATED IN ANY WAY TO THE FOREGOING MAY ONLY BE INSTITUTED IN ALLEGHENY COUNTY COURT OF COMMON PLEAS (UNLESS SUCH COURT SHALL LACK SUBJECT MATTER JURISDICTION, IN WHICH CASE, IN ANY STATE OR FEDERAL COURT LOCATED IN PENNSYLVANIA) AND EACH PARTY WAIVES ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING, AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION, SUIT OR PROCEEDING. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON BUYER BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 11.03.

Section 11.12    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

Section 11.13    No Third-Party Beneficiaries. No Person other than the Parties hereto shall have any rights, remedies, obligations or benefits under any provision of this Agreement, except for Persons entitled to indemnification pursuant to Section 8.01 and Section 8.03.

Section 11.14    Conflict Between Transaction Documents. The Parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way

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inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated hereby, this Agreement shall govern and control.

Section 11.15    Enforcement of Agreement.
(a)    Each Party acknowledges and agrees that, prior to the Closing, the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Seller or Buyer could not be adequately compensated in all cases by monetary Damages alone. Accordingly, in addition to any other right or remedy to which any Party may be entitled at law or in equity, before or after the Closing each Party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. Each of the Parties hereto further agrees that it shall not object to, or take any position inconsistent with respect to, whether in a court of law or otherwise, (i) the appropriateness of the specific performance contemplated by this Section 11.15 and (ii) the exclusive jurisdiction of the courts set forth in Section 11.11 hereof with respect to any action brought for any such remedy.
(b)    Each Party further agrees that (i) by seeking the remedies provided for in this Section 11.15, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement or in the event that the remedies provided for in this Section 11.15 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 11.15 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 11.15 prior or as a condition to exercising any termination right under Article VII, nor shall the commencement of any action pursuant to this Section 11.15 or anything set forth in this Section 11.15 restrict or limit any such Party’s right to terminate this Agreement in accordance with Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.
* * * * *
[Signature page immediately follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this Unit Purchase Agreement on the day and year first above written.

SELLER:

CONTURA ENERGY, LLC

By:	/s/ Roger L. Nicholson
Name:	Roger L. Nicholson
Title:	Chief Administrative Officer,
Executive Vice President,
General Counsel and Secretary

CONTURA MINING HOLDING, LLC

By:	/s/ Roger L. Nicholson
Name:	Roger L. Nicholson
Title:	Manager, President, General
Counsel and Secretary

BUYER:

IRON SENERGY HOLDING, LLC

By:	/s/ [Authorized Signatory]
Name:	[Authorized Signatory]
Title:	Managing Member

Signature Page to Unit Purchase Agreement

    Execution Version

The redacted items in this document, including the exhibits and schedules listed on pages v, vi, and vii, have been redacted because they are not material and would be competitively harmful if publicly disclosed. These materials will be supplied to the staff of the U.S. Securities and Exchange Commission upon request to the registrant.